Exhibit 10.16

$700,000,000

CREDIT AGREEMENT

Dated as of March 19, 2013

among

WP PRISM INC.,

as Borrower,

CITIBANK, N.A.,

as Administrative Agent,

and

THE LENDERS PARTY HERETO

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES LLC,

BLUE RIDGE INVESTMENTS, L.L.C.,

BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC., and

UBS SECURITIES LLC

as Joint Lead Managers and Joint Bookrunners

		Page

ARTICLE I	DEFINITIONS AND RULES OF CONSTRUCTION	1

SECTION 1.01.	Defined Terms	1

SECTION 1.02.	Rules of Construction	48

ARTICLE II	THE COMMITMENTS AND THE LOANS	49

SECTION 2.01.	The Loans	49

SECTION 2.02.	Notice of Borrowing, Disbursements of Funds	49

SECTION 2.03.	[Reserved]	51

SECTION 2.04.	[Reserved]	51

SECTION 2.05.	Prepayments	51

SECTION 2.06.	Termination of Commitments	53

SECTION 2.07.	Repayment of Loans	53

SECTION 2.08.	Interest	53

SECTION 2.09.	Fees	54

SECTION 2.10.	Computation of Interest and Fees	55

SECTION 2.11.	Evidence of Indebtedness	55

SECTION 2.12.	Payments Generally	55

SECTION 2.13.	Sharing of Payments	587

SECTION 2.14.	Conversion Fee	58

SECTION 2.15.	Senior Exchange Notes	58

SECTION 2.16.	Securities Demand Failure	60

ARTICLE III	TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY	61

SECTION 3.01.	Taxes	61

SECTION 3.02.	Illegality	66

SECTION 3.03.	Inability to Determine Rates	67

SECTION 3.04.	Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Loans	67

SECTION 3.05.	Funding Losses	69

SECTION 3.06.	Matters Applicable to All Requests for Compensation	69

SECTION 3.07.	Replacement of Lenders under Certain Circumstances	70

SECTION 3.08.	Survival	71

(continued)

(continued)

(continued)

SCHEDULES
2.01	Initial Lenders and Commitments
5.06	Litigation
5.12	Subsidiaries
5.15	Intellectual Property
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of
A	Administrative Questionnaire
B	Note
C	Senior Exchange Notes Indenture
D	Exchange Notice
E	Foreign Lender Certification
F-1	Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
F-2	Legal Opinion of Young Conaway Stargatt & Taylor, LLP

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of March 19, 2013, among WP PRISM INC., a Delaware corporation (the “Borrower”), CITIBANK, N.A., as Administrative Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the lenders extend credit to the Borrower in the form of Loans in an aggregate principal amount of $700,000,000, the proceeds of which, together with the proceeds of a dividend received by the Borrower from its Subsidiary Bausch & Lomb Incorporated (“Bausch & Lomb”), will be used on or about the Closing Date to finance the payment of a dividend to the shareholders of the Borrower and the payment of Transaction Expenses.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Rules of Construction

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2007 Acquisition” means, collectively, (a) the merger of WP Prism Merger Sub Inc. with and into Bausch & Lomb pursuant to the Merger Agreement, (b) the equity contribution to the Borrower and to WP Prism Merger Sub Inc. in connection with the merger of WP Prism Merger Sub Inc. with and into Bausch & Lomb, (c) the issuance of the Existing Senior Notes, (d) the funding of loans to Bausch & Lomb and certain of its Subsidiaries on October 26, 2007, (e) the repayment of certain existing indebtedness of Bausch & Lomb and its Subsidiaries on October 26, 2007, (f) the consummation of the other transactions that occurred in connection with the foregoing and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted LIBO Rate” means, with respect to any Interest Period, an interest rate per annum equal to the greater of (a) 1.0% and (b) the product of (i) the LIBOR in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” means Citibank, N.A., acting through one or more of its Affiliates or branches, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 6.09(a).

“Affiliated Lender” means, at any time, any Lender that is a Sponsor or an Affiliate of a Sponsor (other than the Borrower or any of its Subsidiaries) at such time.

“Agents” means, collectively, the Administrative Agent, the Supplemental Administrative Agents (if any) and the Arrangers.

“Agent-Related Persons” means the Agents, together with their Affiliates, and the officers, directors, employees, agents, advisors and attorneys-in-fact of each of the foregoing.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Financial Statements” means the consolidated balance sheets of Bausch & Lomb as of each of December 31, 2011, December 25, 2010 and December 26, 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for Bausch & Lomb for the fiscal years then ended.

“Applicable Rate” means 525 basis points (except that to the extent any interest is paid in kind pursuant to
Section 2.08(d), the related increase in principal amount of Loans shall be determined on the basis of an Applicable Rate equal to 600 basis points); provided, however, that the Applicable Rate for any Base Rate Loans shall be decreased by 100 basis points.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Blue Ridge Investments, L.L.C., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., and UBS Securities LLC, each in its capacity as a Joint Lead Manager and Joint Bookrunner under this Agreement.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including, but not limited to, by way of a Sale and Lease-Back Transaction), of property or assets of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale by the Borrower or any Restricted Subsidiary of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.07 hereof), whether in a single transaction or a series of related transactions; in each case, other than:

(i) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions described under Article VII hereof or any disposition that constitutes a Change of Control pursuant to this Agreement;

(iii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.05 hereof;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million for any such transaction or series of related transactions;

(v) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(vi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(viii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) foreclosures, condemnation or any similar action on assets;

(x) sales of accounts receivable, or participations therein, or related assets in connection with any Qualified Securitization Facility;

(xi) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xii) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(xiii) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(xiv) the unwinding of any Hedging Obligations;

(xv) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(xvi) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole.

“Asset Sale Offer” has the meaning specified in Section 6.08(c).

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form provided by the Administrative Agent from time to time.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at an interest rate per annum equal to 9.50%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Cash” means, as of any interest payment date, the sum of (i) the amount of cash dividends or distributions that the Borrower is permitted to receive from its Subsidiaries under their respective financing documents and under applicable Law as of such interest payment date plus (ii) the amount of cash on hand (on an unconsolidated basis) of the Borrower as of such interest payment date.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as determined from time to time by the Administrative Agent as its “prime rate” and (c) LIBOR for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for purposes of clause (c), LIBOR for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to Reuters Screen LIBOR01 Page (or, in the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or LIBOR for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Rate, the Base Rate shall be determined without regard to clause (a) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate. Any change in the Base Rate due to a change in the Federal Funds Rate, the prime rate or LIBOR shall take effect at the opening of business on the effective date of such change in the Federal Funds Rate, the prime rate or LIBOR, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bausch & Lomb” has the meaning specified in the recitals to this Agreement.

“Bausch & Lomb Guarantees” means the guarantee by the Borrower of any Indebtedness or other obligations of Bausch & Lomb so long as the incurrence of such Indebtedness or other obligations by Bausch & Lomb is permitted under the terms of this Agreement.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a) United States dollars;

(b)     (i) Canadian dollars, yen, pounds sterling or euros; or

(ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by such Foreign Subsidiary from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (g) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons (other than the Sponsors) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(g) marketable short-term money market and similar funds having a rating of at least “P-2 or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and maturing within 12 months after the date of creation or acquisition thereof;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated “AAA-” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(k) investment funds investing 90.0% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above; provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies holding directly or indirectly 100.0% of the total voting power of the Voting Stock of the Borrower.

“Change of Control Offer” has the meaning specified in Section 2.05(c)(ii).

“Claims” has the meaning specified in the definition of “Environmental Claims.”

“Closing Date” means the date hereof.

“Co-Investors” means Welsh, Carson, Anderson & Stowe and its Affiliates and funds and partnerships managed by any of them or any of their Affiliates (but not including, however, any of their portfolio companies).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”. The aggregate amount of the Commitments is $700,000,000.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including, but not limited to, the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capital Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase or acquisition accounting in connection with the 2007 Acquisition or any other acquisition, (B) penalties and interest relating to taxes with respect to matters existing on the Closing Date, (C) any “additional interest” with respect to the Existing Senior Notes or other securities, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (E) any expensing of bridge, commitment and other financing fees and (F) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period of such Person and its Restricted Subsidiaries.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the 2007 Acquisition or any severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans) shall be excluded;

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(c) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends, distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments constituting Net Income of a Restricted Subsidiary that is not a Guarantor to the limitations contained in clause (f) below);

(f) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 6.05(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or is permitted under Section 6.06 hereof; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase or acquisition accounting in relation to any acquisition that is consummated after the Senior Credit Facilities Closing Date, net of taxes, shall be excluded;

(h) any net after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation (excluding any such write-off or write-down in respect of items that increased Consolidated Net Income in a prior period), in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees or consultants in connection with the Transactions, shall be excluded;

(k) accruals and reserves that are established within twelve months after any acquisition (including the 2007 Acquisition) that are so required to be established as a result of such acquisition in accordance with GAAP shall be excluded;

(l) any non-cash compensation expense resulting from the application of Financial Accounting Standards Board Accounting Standards Codification 718 and 505-50, as applicable, shall be excluded;

(m) to the extent covered by insurance (including, without limitation, business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing and (ii) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 day period), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded to the extent the expense reimbursed was previously excluded pursuant to this clause (m);

(n) any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to any acquisition or other investment permitted hereunder shall be excluded;

(o) any fees, expenses or charges relating to the acquisition of technologies and/or product rights and/or licensing fees and expenses shall be excluded; and

(p) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Financial Accounting Standards Board Accounting Standards Codification 815; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 6.05 hereof only (other than clause (3)(D) of Section 6.05(a) hereof), there shall be excluded from Consolidated Net

Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 6.05(a) hereof.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Secured Indebtedness of the Borrower and its Restricted Subsidiaries as of such date to (y) the Borrower’s EBITDA for the most recent Test Period.

In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Consolidated Total Secured Indebtedness (other than Consolidated Total Secured Indebtedness incurred under any revolving credit facility for working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the Test Period but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of such Consolidated Total Secured Indebtedness as if the same had occurred on the first day of the Test Period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP, but excluding held-for-sale discontinued operations) that have been made by the Borrower or any of its Restricted Subsidiaries during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred on the first day of the Test Period. Notwithstanding the foregoing, at the election of the Borrower, pro forma effect need not be given to any transaction involving consideration of $50.0 million or less as determined in good faith by the Borrower.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, net cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are reasonably expected to be realized and are set forth in an Officer’s Certificate).

“Consolidated Total Indebtedness” means, as at any date of determination, (a) an amount equal to the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase or acquisition accounting in connection with the 2007 Acquisition or any other acquisition and without giving effect to any election under Financial Accounting Standards Codification 825-10-25, or any successor thereto, to value any indebtedness at “fair value”, as defined therein) consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all amounts undrawn under revolving credit facilities, any undrawn letters of credit and all obligations relating to Qualified Securitization Facilities) less (b) the aggregate amount of Cash Equivalents, excluding Cash Equivalents which are listed as “restricted” on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries as of such date to (y) the Borrower’s EBITDA for the most recent Test Period.

In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires or extinguishes any Consolidated Total Indebtedness (other than Consolidated Total Indebtedness incurred under any revolving credit facility for working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the Test Period but prior to or simultaneously with the event for which the calculation of the Consolidated Total Leverage Ratio is made (the “Total Leverage Ratio Calculation Date”), then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of such Consolidated Total Indebtedness as if the same had occurred on the first day of the Test Period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP, but excluding held-for-sale discontinued operations) that have been made by the Borrower or any of its Restricted Subsidiaries during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Total Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation (excluding held-for-sale discontinued operations) that would have required adjustment pursuant to this definition, then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred on the first day of the Test Period. Notwithstanding the foregoing, at the election of the Borrower, pro forma effect need not be given to any transaction involving consideration of $50.0 million or less as determined in good faith by the Borrower.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, net cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are reasonably expected to be realized and are set forth in an Officer’s Certificate).

“Consolidated Total Secured Indebtedness” means, as at any date of determination, (a) an amount equal to the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase or acquisition accounting in connection with the 2007 Acquisition or any other acquisition and without giving effect to any election under Financial Accounting Standards Codification 825-10-25, or any successor thereto, to value any indebtedness at “fair value”, as defined therein) consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all amounts undrawn under revolving credit facilities, any undrawn letters of credit and all obligations relating to Qualified Securitization Facilities), in each case that is secured by a Lien, less (b) the aggregate amount of Cash Equivalents, excluding Cash Equivalents which are listed as “restricted” on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound. Unless otherwise expressly provided herein, references to agreements (including the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents.

“Conversion Date” means the one-year anniversary of the Closing Date or, if such day is not a Business Day, the immediately succeeding Business Day.

“Conversion Fee” means a fee in an amount equal to 2.50% of the aggregate principal amount of the Loans outstanding on the date such fee is required to be paid under this Agreement.

“Covenant Suspension Event” has the meaning specified in Section 6.15(a).

“Credit Facilities” means, with respect to the Borrower or any of its Restricted Subsidiaries, (a) one or more debt facilities or securities, including the Senior Credit Facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and (b) any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.07 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders (any Indebtedness under any of the Credit Facilities described in clause (b), a “Refinancing Credit Facility”).

The Borrower may elect, pursuant to an Officer’s Certificate delivered to the Administrative Agent, to treat all or a portion of a revolving commitment under any Credit Facility as incurred and outstanding Indebtedness at the time such commitments are established and for so long as such revolving commitments remain outstanding. As a result of any such election, any subsequent incurrence of Indebtedness under such revolving commitment shall not be deemed an incurrence of additional Indebtedness or an additional Lien at such subsequent event.

“Credit Party” means, collectively, the Administrative Agent, the Lenders, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, suspension of payments, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means the interest rate otherwise applicable to the Loans plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Demand Failure Event” has the meaning assigned to such term in the Fee Letter.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 6.05(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Loans or the date the Loans are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including any stock subscription or shareholder agreement) shall not constitute Disqualified Stock solely because it may be required, upon the occurrence of certain events and not at the election of the holder thereof, to be repurchased by the Borrower or its Subsidiaries.

“Dollar” and “$” mean lawful money of the United States.

“Dutch Holdings” means Bausch & Lomb Dutch Holdings C.V., a limited partnership organized under the laws of the Netherlands.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes, foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (p) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities), plus amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(A) through (F) in the definition thereof; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) any expenses or charges incurred during such period related to any issuance of Equity Interests, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this

Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions deducted in computing Consolidated Net Income; plus

(v) the amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses or accruals or reserves deducted, including any one-time costs incurred in connection with acquisitions after October 26, 2007, project start-up costs and costs related to the closure and/or consolidation of facilities; plus

(vi) any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that, if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding (i) amortization of a prepaid cash item that was paid in a prior period, and (ii) any such non-cash charges in respect of items that increased Consolidated Net Income in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(viii) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken within 12 months after the end of such period (which cost savings shall be set forth in an Officer’s Certificate and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 12 months after the Closing Date and (z) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed $25.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Consolidated Secured Leverage Ratio”, “Consolidated Total Leverage Ratio” and “Fixed Charge Coverage Ratio”); plus

(ix) the amount of loss on sale of receivables and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(x) any costs or expense incurred by such Person or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 6.05(a) hereof; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xii) any net loss from disposed or discontinued operations;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) any non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent that they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(iii) any net income from disposed or discontinued operations (excluding held-for-sale discontinued operations); plus

(iv) extraordinary gains and unusual or non-recurring gains.

“Eligible Assignee” means any Assignee permitted by and, to the extent applicable, consented to in accordance with Section 10.07(b); provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (excluding internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment, preservation or reclamation of natural resources, the presence, management or release of Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, losses, claims, actions, judgments, orders, costs, environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) compliance or non-compliance of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent holding companies (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(b) issuances to any Subsidiary of the Borrower; and

(c) after the Conversion Date, any such public or private sale that constitutes an Excluded Contribution.

“Equity Restricted Payment” means each of:

(a) the payment of any cash dividend and/or the making of any cash distribution on or in respect of the Borrower’s Capital Stock,

(b) the purchase or other acquisition for cash of any Capital Stock of the Borrower or any direct or indirect parent of the Borrower for the purpose of (x) paying any cash dividend or making any cash distribution to or (y) acquiring Capital Stock of any direct or indirect parent of the Borrower for cash from, in the case of either (x) or (y), any holder of the Borrower’s, or such parent of the Borrower’s, Capital Stock (including, without limitation, the Sponsors and Co-Investors) but excluding acquisitions of Capital Stock of the type described in clause (iv) of Section 6.05(b) hereof; and

(c) the guarantee of any Indebtedness of any Affiliate of the Borrower for the purpose of paying any such cash dividend, making any such cash distribution or so acquiring for cash any such Capital Stock to or from any holder of the Borrower’s, or such parent of the Borrower’s, Capital Stock (including, without limitation, the Sponsors and Co-Investors);

in each case, (A) to the extent by means of utilization of (x) the cumulative Restricted Payment credit provided under Section 6.05(a) hereof or (y) any exception provided by any of clause (v), (vi), (vii), (ix), (x) or (xi) of Section 6.05(b) hereof or clause (j) or (m) of the definition of “Permitted Investments” in this Agreement and (B) other than to future, present or former employees, directors, managers, or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies with respect to Equity Interests of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies held by such Persons in such capacities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 4001 of ERISA or that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of the Borrower or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or a Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(c)(4) of the Code or Section 303(i)(4) of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its ERISA Affiliates.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Proceeds” has the meaning specified in Section 6.08(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” has the meaning specified in Section 2.15(a)(ii).

“Exchange Notice” has the meaning specified in Section 2.15(a)(ii).

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower on the date on which such capital contributions are made or the date on which such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 6.05(a) hereof.

“Existing Senior Notes” means the 9 7/8% Senior Notes due 2015 issued by Bausch & Lomb.

“Existing Senior Notes Indenture” means the Senior Notes Indenture dated as of October 26, 2007 by and among Bausch & Lomb, the guarantors party thereto and U.S. Bank National Association, as trustee, pursuant to which the Existing Senior Notes are issued.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (including any amended or successor version to the extent substantively comparable thereto and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into with the U.S. government pursuant to Section 1471(b)(1) of the current Code (or any amended or successor version described above).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter dated the date hereof, among the Borrower, the Initial Lenders and the Administrative Agent.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer, assistant treasurer or any other executive or senior vice president performing similar functions of the Borrower.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any Test Period, the ratio of (x) EBITDA of such Person for such Test Period to (y) the Fixed Charges of such Person for such Test Period.

In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility for working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Test Period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the first day of the Test Period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP, but excluding held-for-sale discontinued operations) that have been made by the Borrower or any of its Restricted Subsidiaries during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation (excluding held-for-sale discontinued operations) that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred on the first day of the applicable Test Period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, net cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are reasonably expected to be realized and are set forth in an Officer’s Certificate). Notwithstanding the foregoing, at the election of the Borrower, pro forma effect need not be given to any transaction involving consideration of $50.0 million or less as determined in good faith by the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Lender” has the meaning set forth in Section 3.01(b).

“Foreign Plan” means any material employee benefit plan, program, policy, arrangement or agreement maintained, contributed to or obligated to be contributed to by, or entered into with, the Borrower or any Subsidiary of the Borrower with respect to employees employed outside the United States.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Borrower, as determined in accordance with GAAP in good faith by the Borrower, without intercompany eliminations.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Senior Credit Facilities Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means the guarantee by any Guarantor of the Borrower’s Obligations under this Agreement.

“Guarantor” means each Restricted Subsidiary, if any, that has guaranteed the Loans in accordance with Section 6.13 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except (A) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(iv) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; and

(d) Attributable Debt in respect of Sale and Lease-Back Transactions;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (x) Contingent Obligations incurred in the ordinary course of business or (y) obligations under or in respect of any Qualified Securitization Facility; provided, further, that any guarantees of Indebtedness shall be deemed to constitute the same principal amount of such guaranteed Indebtedness without duplication.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Lender” means a Lender as of the date hereof.

“Interest Payment Date” means the last day of each Interest Period and, after the Conversion Date, September 15, 2014, each March 15 and September 15 thereafter and the Maturity Date.

“Interest Period” means, each of (i) the period commencing on the Closing Date and ending three months thereafter, (ii) the period commencing on the last day of the first Interest Period and ending three months thereafter, (iii) the period commencing on the last day of the second Interest Period and ending three months thereafter and (iv) the period commencing on the last day of the third Interest Period and ending on the Conversion Date; provided that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.05 hereof:

(a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the net book value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the net book value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its net book value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Borrower or any Restricted Subsidiary, based on the net book value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment (other than any of the foregoing to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 6.05(a) hereof).

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative or judicial orders, decrees, judgments, injunctions, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority. Unless otherwise expressly provided herein, references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or as a result of an exchange of all of such Person’s Loans for Senior Exchange Notes.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to Reuters Screen LIBOR01 Page (or, in the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the relevant currency are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period.

“LIBOR Loan” means a Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II, which, for the avoidance of doubt, shall include any increase in the principal amount of the then outstanding Loans as a result of PIK Interest.

“Loan Cash Interest Amount” means, as of any Interest Payment Date, an amount equal to (a) the Available Cash as of such date multiplied by (b) a fraction, the numerator of which is the aggregate amount of interest payable on such Interest Payment Date by the Borrower in respect of Loans (such amount, the “Loan Interest Amount”) and the denominator of which is the sum of (i) the Loan Interest Amount plus (ii) the aggregate amount of interest, if any, that has accrued as of such Interest Payment Date in respect of any and all series of Other Indebtedness since the then most recent prior interest payment date (or since the original issue date if prior to the first interest payment date) on such series of Other Indebtedness. For purposes of this definition, all computations concerning the accrual and/or payment of interest shall assume that all interest is paid in cash.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Senior Exchange Notes Indenture, (iv) the Fee Letter and (v) any Guarantees. Unless otherwise expressly provided herein, references to agreements (including the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

“Management Stockholders” means the members of management (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of Bausch & Lomb (or the Borrower) who are holders of Equity Interests of the Borrower or any direct or indirect parent companies thereof on the Closing Date.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights and remedies of the Lenders or the Administrative Agent under any Loan Document.

“Maturity Date” means May 31, 2018.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 16, 2007 by and among WP Prism LLC, WP Prism Merger Sub Inc. and Bausch & Lomb, as the same may be amended prior to the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions, or during the period since December 31, 2005, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal of, premium, if any, and interest on Senior Indebtedness required (other than required by clause (i) of Section 6.08(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents (and any of its Subsidiaries to the extent that they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by the Borrower under any Loan Document.

“Offer Amount” has the meaning specified in Section 6.08(f)(ii).

“Offer Period” has the meaning specified in Section 6.08(f)(ii).

“Offering Memorandum” means the confidential Offering Memorandum, dated October 16, 2007, relating to the sale of the Existing Senior Notes.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of the Borrower.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person, that meets the requirements set forth in this Agreement. Unless otherwise indicated, Officer’s Certificate shall refer to a certificate of an Officer of the Borrower.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. Unless otherwise expressly provided herein, references to Organization Documents shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents.

“Other Indebtedness” means any Senior Exchange Notes and any Indebtedness under any Refinancing Credit Facility with respect to the Loans and/or the Senior Exchange Notes.

“Other Indebtedness Cash Interest Amount” means, with respect to any interest payment date of any series of Other Indebtedness, an amount equal to (a) the Available Cash as of such date multiplied by (b) a fraction, the numerator of which is the aggregate amount of interest payable on such interest payment date by the Borrower in respect of such series of Other Indebtedness (such amount, the “Other Indebtedness Interest Amount”) and the denominator of which is the sum of (i) the Other Indebtedness Interest Amount plus (ii) the aggregate amount of interest that has accrued as of such interest payment date in respect of the Loans and any and all other series of Other Indebtedness since the then most recent prior interest payment date (or since the original issue date if prior to the first interest payment date) on the Loans or such series of Other Indebtedness, as the case may be. For purposes of this definition, all computations concerning the accrual and/or payment of interest shall assume that all interest is paid in cash.

“Other Taxes” has the meaning specified in Section 3.01(g).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry practices for interbank compensation.

“Pari Passu Indebtedness” has the meaning specified in Section 6.08(c).

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by the Borrower or any of its ERISA Affiliates or to which the Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since December 31, 2005.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 6.08 hereof.

“Permitted Holders” means each of the Sponsors, Co-Investors, Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to any beneficial ownership attributable to each member of such group by virtue of the existence of such group or any other group, the Sponsors, Co-Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Borrower or any of its Restricted Subsidiaries;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 6.08 hereof;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may only be increased pursuant to this clause (e) to the extent required by the terms of such Investment as in existence on the Closing Date;

(f) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under clause (x) of Section 6.07(b) hereof;

(h) [reserved];

(i) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Borrower, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 6.05(a) hereof;

(j) guarantees of Indebtedness permitted under Section 6.07(b) and Section 6.13 hereof;

(k) any transaction to the extent that it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.09(b) hereof (except transactions described in clauses (ii), (v) and (ix) of Section 6.09(b));

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m) additional Investments, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent that the proceeds of such sale do not consist of cash or marketable securities), not to exceed $200.0 million;

(n) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(o) advances to, or guarantees of Indebtedness of, employees not in excess of $15.0 million outstanding at any one time, in the aggregate;

(p) loans and advances to employees, directors, officers, managers and consultants for business-related travel and entertainment expenses, moving and relocation expenses and other analogous business purposes or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof;

(q) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(r) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(s) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(t) repurchases of the Senior Exchange Notes and the Existing Senior Notes.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens on property or assets of any Restricted Subsidiary of the Borrower securing Indebtedness, and Liens on property or assets of the Borrower securing Bausch & Lomb Guarantees, in each case permitted to be incurred pursuant to clause (xii)(B) or (xiii) of Section 6.07(b) hereof; provided that Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (xiii) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (xii)(B) of Section 6.07(b) hereof;

(g) Liens existing on the Closing Date;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Borrower or any of its Restricted Subsidiaries;

(i) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.07 hereof;

(k) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business (including the provision of software under an open source license) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(n) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Borrower or any Guarantor;

(p) Liens on accounts receivable and related assets incurred in connection with a Qualified Securitization Facility;

(q) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(r) deposits made in the ordinary course of business to secure liability to insurance carriers;

(s) other Liens on property or other assets of any Restricted Subsidiary of the Borrower securing obligations, and other Liens on property or assets of the Borrower securing Bausch & Lomb Guarantees, incurred in an aggregate amount at any one time outstanding not to exceed $100.0 million;

(t) Liens securing judgments for the payment of money not constituting an Event of Default under clause (e) of Section 8.01 hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens (x) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (y) encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity or securities trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.07 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(x) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(y) Liens securing obligations owed by the Borrower or any Restricted Subsidiary to any lender under Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(z) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(aa) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(bb) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(cc) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(dd) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ee) Liens on the assets of a Foreign Subsidiary or any other non-Guarantor Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary that is permitted by the terms of this Agreement to be incurred; and

(ff) Liens securing Indebtedness permitted to be incurred under clause (xxv) of Section 6.07(b); provided that such Liens only relate to property, equipment or other fixed or capital assets subject to the Sale and Lease-Back Transactions referred to in such clause (xxv).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning specified in Section 2.08(d).

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Date” has the meaning specified in Section 6.08(f)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Loans of such Lender outstanding (or Commitment of such Lender, if no Loans are outstanding) at such time and the denominator of which is the aggregate amount of the Loans outstanding (or aggregate Commitments of the Lenders, if no Loans are outstanding) at such time.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility constituting a securitization financing facility that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary, (b) all sales and/or contributions of accounts receivable and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinancing Indebtedness” has the meaning specified in Section 6.07(b)(xiii).

“Refunding Capital Stock” has the meaning specified in Section 6.05(b)(ii).

“Register” has the meaning specified in Section 10.07(d).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Reportable Event” means, with respect to any Plan, any of the reportable events set forth in Section 4043 of ERISA or the regulations issued thereunder, other than reportable events for which the thirty-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate principal amount of the Loans outstanding on such date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, treasurer or assistant treasurer or, with respect to any domestic Subsidiary not formed as a corporation or any foreign Subsidiary, any other similar officer or Person performing similar functions of the Borrower and, as to any document delivered on the Closing Date, any secretary or assistant secretary or similar officer of the applicable Subsidiary. Any document delivered hereunder that is signed by a Responsible Officer of the applicable Subsidiary shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Subsidiary and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Subsidiary. Unless otherwise specified, all references to a “Responsible Officer” herein shall refer to a Responsible Officer of the Borrower.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 6.05(a).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (or another Person as the context may indicate), including any Foreign Subsidiary, that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Reversion Date” has the meaning specified in Section 6.15(c).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which any of the Borrower’s Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Facilities” means the term loan facilities and revolving credit facilities under the Credit Agreement dated as of May 18, 2012, by and among the Borrower, Bausch & Lomb, Bausch & Lomb BV, Citibank, N.A., as administrative agent, swing line lender and an L/C issuer, JPMorgan Chase Bank, N.A., as an L/C issuer, and the lenders party thereto in their capacities as lenders thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements or modifications thereto.

“Senior Credit Facilities Closing Date” means May 18, 2012.

“Senior Exchange Notes” means (a) the senior unsecured notes to be issued pursuant to the terms of Section 2.15 under the Senior Exchange Notes Indenture, together with interest, fees and all other amounts payable in connection therewith, and (b) any modification, replacement, refinancing, refunding, renewal or extension thereof.

“Senior Exchange Notes Indenture” means the indenture substantially in the form attached hereto as Exhibit C (with such changes as the Senior Exchange Notes Trustee or the Administrative Agent may request to effect the purposes of this Agreement and to comply with any applicable Laws, regulations or trustee procedures or policies, including such changes as are reasonably necessary to cause the Senior Exchange Notes to become eligible for deposit at the DTC, provided that no such changes shall be adverse in any material respect to the interests of the Borrower or the Lenders or would be adverse in any material respect to a holder of Senior Exchange Notes upon issuance) to be entered into in connection with the initial issuance of the Senior Exchange Notes.

“Senior Exchange Notes Trustee” has the meaning set forth in Section 2.15(b).

“Senior Indebtedness” means:

(a) all Indebtedness of the Borrower or any Guarantor outstanding under this Agreement, the Senior Exchange Notes, the Senior Credit Facilities, the Existing Senior Notes and any related guarantees, amendments, supplements, modifications, extensions, renewals or restatements of the foregoing (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Borrower or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Borrower or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b) all Hedging Obligations (and guarantees thereof) owing to a lender under the Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Agreement;

(c) any other Indebtedness of the Borrower or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Loans or any related Guarantee; and

(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided that Senior Indebtedness shall not include:

(i) any obligation of such Person to the Borrower or any of its Subsidiaries;

(ii) any liability for Federal, state, local or other taxes owed or owing by such Person;

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such obligations);

(iv) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means (a) any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and (b) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsors” means Warburg Pincus and its Affiliates, and funds or partnerships managed by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Statutory Reserves” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. LIBOR Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means, with respect to the Loans,

(a) any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and

(b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Loans.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(b) any partnership, joint venture, limited liability company or similar entity of which:

(1) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(2) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” has the meaning specified in Section 7.01(a)(i).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Suspended Covenants” has the meaning specified in Section 6.15(a).

“Suspension Date” has the meaning specified in Section 6.15(a).

“Suspension Period” has the meaning specified in Section 6.15(b).

“Taxes” has the meaning specified in Section 3.01(a).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which internal financial statements for each quarter in such period (or, if applicable, such fiscal year) are available.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower.

“Transaction” means the incurrence of the Loans and the use of proceeds thereof, the issuance of the Senior Exchange Notes and any transactions directly related to the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Treasury Capital Stock” has the meaning specified in Section 6.05(b)(ii).

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of the Borrower or any Subsidiary of the Borrower (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;

(b) such designation complies with Section 6.05 hereof;

(c) each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary; and

(d) Bausch & Lomb shall not be designated as an Unrestricted Subsidiary.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation on a pro forma basis, no Default shall have occurred and be continuing and either:

(1) if the designated Subsidiary is a Subsidiary of the Borrower (other than Bausch & Lomb and its Restricted Subsidiaries), (a) the Fixed Charge Coverage Ratio of the Borrower would be at least 2.00 to 1.00 (disregarding whether the Conversion Fee has been paid) or (b) the Fixed Charge Coverage Ratio of the Borrower would be equal to or greater than such ratio for the Borrower immediately prior to such designation; or

(2) if the designated Subsidiary is a Subsidiary of Bausch & Lomb or any of its Restricted Subsidiaries, (a) Bausch & Lomb could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.07(a) hereof (disregarding whether the Conversion Fee has been paid) or (b) the Fixed Charge Coverage Ratio for Bausch & Lomb would be equal to or greater than such ratio for Bausch & Lomb immediately prior to such designation.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Lender” has the meaning set forth in Section 3.01(e).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of the Borrower or any of its ERISA Affiliates as a result of a complete or partial withdrawal from a Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Agreement; and

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not any particular Article, Section, clause or other subdivision.

ARTICLE II

The Commitments and the Loans

SECTION 2.01. The Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single Loan denominated in Dollars in an aggregate principal amount not to exceed such Lender’s Commitment on the Closing Date.

(b) Amounts borrowed under Section 2.01(a) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Notice of Borrowing, Disbursements of Funds.

(a) The borrowing of the Loans on the Closing Date shall be made upon the Borrower’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent. Such notice shall be received by the Administrative Agent not later than 5:00 p.m. (New York time) at least two Business Days prior to the requested date of such borrowing, and shall specify (i) the aggregate principal amount of the Loans to be made and (ii) the date on which such Loans are to be made.

(b) Following receipt of the notice referred to in Section 2.02(a) above, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the requested borrowing. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds not later than 1:00 p.m. (New York time) on the Closing Date. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided in writing to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) The failure of any Lender to make the Loan to be made by it as required pursuant to Section 2.02(b) shall not relieve any other Lender of its obligation hereunder to make its Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of such borrowing.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of borrowing in accordance with Section 2.02(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the date of borrowing a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date on which such amount is made available to the Borrower to the date on which such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03. [Reserved].

SECTION 2.04. [Reserved].

SECTION 2.05. Prepayments.

(a) Optional.

(i) Subject to Section 2.16, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York time) one (1) Business Day prior to any date of prepayment; and (2) any partial prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount of the Loans then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment under this Section 2.05(a) shall be accompanied by all accrued and unpaid interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b) Mandatory. At any time prior to the Conversion Date, if (i) the Borrower issues any senior unsecured notes or other debt securities pursuant to the Fee Letter or otherwise or (ii) the Borrower (or any direct or indirect parent company of Borrower) makes any public Equity Offering or offering of Disqualified Stock, 100% of the cash proceeds of any such issuance, Equity Offering or offering of Disqualified Stock (net of any fees or expenses related thereto) shall be used to prepay the outstanding principal amount of the Loans, plus accrued and unpaid interest, in each case on or prior to the date that is one Business Day after the receipt of the applicable cash proceeds. Each prepayment of Loans pursuant to this Section 2.05(b) shall be paid to the Lenders in accordance with their respective Pro Rata Shares; provided that in the event any Initial Lender (or an Affiliate thereof) purchases debt securities from the Borrower pursuant to a Securities Demand Proposal under (and as defined in) the Fee Letter at an issue price above the level at which such Initial Lender (or its Affiliate) has reasonably determined such debt securities can be resold to a bona fide third party at the time of such purchase (and notifies the Borrower and the Administrative Agent thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Initial Lender, be applied first to repay the Loans of such Initial Lender (provided that if there is more than one such Initial Lender, then such net cash proceeds will be applied pro rata to repay the Loans of all such Initial Lenders in proportion to such Initial Lenders’ (or Affiliate’s) principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Loans held by other Lenders.

(c) Change of Control Prepayment Offer.

(i) Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrower to prepay all or any part of such Lender’s Loans at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, except to the extent the Borrower has previously elected to prepay Loans pursuant to Section 2.05(a).

(ii) Within 30 days following any Change of Control, except to the extent that the Borrower has exercised its right to prepay the Loans pursuant to Section 2.05(a), the Borrower shall notify the Administrative Agent (who shall notify the Lenders in accordance with the terms of this Agreement) (a “Change of Control Offer”):

(A) that a Change of Control has occurred and that each Lender has the right to require the Borrower to prepay such Lender’s Loans at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment;

(B) the circumstances and relevant facts and financial information regarding such Change of Control; and

(C) the prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed.

(iii) The Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and prepays all Loans validly tendered and not withdrawn under such Change of Control Offer and the Borrower shall instruct the Administrative Agent to accept payments made by such third parties.

(iv) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(v) Each prepayment of Loans pursuant to this Section 2.05(c) shall be paid to the Lenders that elect to accept such offer in accordance with their respective Pro Rata Shares.

(d) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, if applicable, any amounts due pursuant to Section 3.05.

SECTION 2.06. Termination of Commitments. The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loan pursuant to Section 2.01(a).

SECTION 2.07. Repayment of Loans. On the Maturity Date, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all Loans outstanding on the Maturity Date, which, for the avoidance of doubt, shall include any PIK Interest that may have been added to the principal amount of the Loans pursuant to this Agreement, together with accrued and unpaid interest.

SECTION 2.08. Interest.

(a) Subject to Section 2.08(b) and Section 2.08(d), prior to the date of the earlier of the occurrence of a Demand Failure Event and the Conversion Date, the Loans shall bear interest for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate; provided, however, that, at any time the Loans are deemed to be or are converted to Base Rate Loans pursuant to Article III, the Loans shall bear interest at the Base Rate plus the Applicable Rate; provided further, however, that in each case and subject to Section 2.08(b), the Loans shall never bear interest at a per annum rate exceeding 9.50% (or 10.25% with respect to the principal amount of any Loans with respect to which PIK Interest in accordance with Section 2.08(d) is paid on the applicable Interest Payment Date). On and after the date of the earlier of the occurrence of a Demand Failure Event and the Conversion Date, and subject to Section 2.08(b), the Loans shall bear interest at a per annum rate of 9.50% (or 10.25% with respect to the principal amount of any Loans with respect to which PIK Interest in accordance with Section 2.08(d) is paid).

(b) The Borrower shall pay interest on past due amounts hereunder (which, for the avoidance of doubt, shall not include interest paid in the form of PIK Interest in accordance with Section 2.08(d)) at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in cash on the relevant Interest Payment Date and at such other times as may be specified herein; provided that (and subject to the next sentence) interest on the outstanding principal amount of the Loans may be paid by the Borrower in kind by increasing on a ratable basis the outstanding principal amount of each Loan on the applicable Interest Payment Date by the amount of the interest so paid in kind at the applicable PIK Interest rate set forth in Section 2.08(a) and the definition of “Applicable Rate” (the “PIK Interest”), if, and only to the extent that, the aggregate amount of cash interest payable on such Interest Payment Date is greater than the Loan Cash Interest Amount for such Interest Payment Date. Notwithstanding the foregoing, (i) accrued and unpaid interest payable on the Maturity Date and on the first two Interest Payment Dates shall be paid in cash and (ii) if the Borrower or any of its Restricted Subsidiaries makes an Equity Restricted Payment, then the interest on the Loans payable in respect of the interest period during which such Equity Restricted Payment was made shall be paid entirely in cash. In the event the Borrower incurs any Other Indebtedness, the Borrower shall not at any time pay interest in cash with respect to such Other Indebtedness in excess of the Other Indebtedness Cash Interest Amount as of such time. Following an increase in the principal amount of the Loans as a result of the payment of PIK Interest, the Loans shall bear interest on such increased principal amount from and after the date of such payment of PIK Interest. If the Borrower expects to pay any accrued interest on the Loans in kind on any Interest Payment Date, the Borrower shall deliver to the Administrative Agent, at least five Business Days prior to such Interest Payment Date, an Officer’s Certificate certifying that the proposed payment of PIK Interest complies with the foregoing provisions of this Section. The Administrative Agent shall promptly deliver a corresponding notice to all Lenders.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day), provided that to the extent Loans are deemed to be or are converted to Base Rate Loans pursuant to Article III, interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) to the extent interest is determined based on clause (b) of the definition of Base Rate. The Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.09. Fees. The Borrower shall pay the Initial Lenders and the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Initial Lenders or the Administrative Agent, as the case may be).

SECTION 2.10. Computation of Interest and Fees. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Loans made by each Lender (including any additions to principal as a result of the payment of PIK Interest) shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence absent manifest error of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office for payment and in immediately available funds not later than 2:00 p.m. (New York time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York time) shall in each case be deemed received, in the Administrative Agent’s sole discretion, on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (except as otherwise expressly provided herein), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower has notified the Administrative Agent, prior to the date on which any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from the date on which such amount was made available by the Administrative Agent to such Lender to the date on which such amount is repaid to the Administrative Agent in immediately available funds at the applicable Overnight Rate from time to time in effect.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be prima facie evidence absent manifest error of the correct amount thereof.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the making of such Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the aggregate principal amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be prima facie evidence absence manifest error of the participations purchased under this Section 2.13) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Conversion Fee. Unless earlier paid pursuant to Section 2.16, if and to the extent any Loans remain outstanding on the Conversion Date, the Borrower agrees to pay (or cause to be paid) the Conversion Fee to the Administrative Agent on the Conversion Date, for the account of the Lenders in accordance with their respective Pro Rata Shares.

SECTION 2.15. Senior Exchange Notes.

(a) (i) At any time or from time to time on or after the Conversion Date, the Loans of any Lender may be exchanged by such Lender in whole or in part for Senior Exchange Notes having an aggregate principal amount equal to the outstanding principal amount of such Loans (which outstanding principal amount shall include any PIK Interest added thereto in accordance with Section 2.08(d)). In connection with any such exchange, the applicable Lender will not, at the time of such exchange or the next Interest Payment Date, be entitled to receive accrued and unpaid interest on such Lender’s Loans being exchanged for Senior Exchange Notes on such date; provided that the Senior Exchange Notes issued to such Lender shall accrue interest from the most recent Interest Payment Date prior to such exchange (even if such date is prior to the first issuance of Senior Exchange Notes). The terms of the Senior Exchange Notes will be set forth in the Senior Exchange Notes Indenture, and the Senior Exchange Notes shall rank pari passu in right of payment with the Loans and any other unsubordinated Indebtedness of the Borrower.

(ii) Each exchanging Lender shall provide the Borrower and the Administrative Agent prior irrevocable written notice of such exchange (each such notice, an “Exchange Notice”), substantially in the form of Exhibit D, at least ten Business Days prior to the date of exchange specified in such Exchange Notice. The Exchange Notice shall specify the principal amount of Loans to be exchanged (which shall be, when taken together with Exchange Notices from other Lenders whose requested exchange has not yet been completed, at least $100,000,000 or, if less than $100,000,000, the entire remaining aggregate principal amount of Loans of such Lender), the date of exchange (the “Exchange Date”), which shall be a Business Day, and, subject to the terms of the Senior Exchange Notes Indenture, the name and account of the DTC participant to be credited with such notes (or, if applicable, the name of the proposed registered holder) and the amount of each Senior Exchange Note requested. If any Exchange Date would occur after a Record Date (as defined in the Senior Exchange Notes Indenture) and prior to the immediately following Interest Payment Date (as defined in the Senior Exchange Notes Indenture), then the Exchange Date shall be deferred until the date of such immediately following Interest Payment Date. Loans exchanged for Senior Exchange Notes pursuant to this Section 2.15 shall be deemed repaid and canceled, and the Senior Exchange Notes so issued shall be governed by and construed in accordance with the provisions of the Senior Exchange Notes Indenture. The Senior Exchange Notes shall be issued in the form set forth in the Senior Exchange Notes Indenture, with such changes as the Senior Exchange Notes Trustee or the Administrative Agent may request to effect the purposes of this Agreement and the Senior Exchange Notes Indenture and to comply with any applicable Laws, regulations or trustee procedures or policies, including such changes as are reasonably necessary to cause the Senior Exchange Notes to become eligible for deposit at the DTC; provided that no such changes shall be adverse in any material respect to the interests of the Borrower or the Lenders or would be adverse in any material respect to a holder of Senior Exchange Notes upon issuance.

(iii) As more particularly provided in the Senior Exchange Notes Indenture, (A) the interest rate payable by the Borrower under the Senior Exchange Notes issued pursuant to the Senior Exchange Notes Indenture shall equal 9.50% (plus 0.75% for any interest that is paid in kind rather than cash), (B) the Borrower shall have the right to redeem all or a portion of the Senior Exchange Notes issued pursuant to the Senior Exchange Notes Indenture at a price equal to 102% of par with the proceeds of any qualified equity offering until September 30, 2014, (C) Senior Exchange Notes issued pursuant to the Senior Exchange Notes Indenture shall mature on May 31, 2018 and (D) the Senior Exchange Notes shall be redeemable as set forth in the Senior Exchange Notes Indenture and the applicable form of Senior Exchange Notes attached thereto.

(b) Not later than ten Business Days following receipt by the Borrower of the first Exchange Notice pursuant to Section 2.15(a)(ii), (i) the Borrower shall execute and deliver, and shall use commercially reasonable efforts to cause the trustee under the Senior Exchange Notes Indenture (which trustee shall be selected by the Borrower and shall be acceptable to Administrative Agent in its reasonable discretion (the “Senior Exchange Notes Trustee”)), to execute and deliver, the Senior Exchange Notes Indenture, (ii) the Borrower shall use all commercially reasonable efforts to cause the Senior Exchange Notes to become eligible for deposit at The Depositary Trust Company (“DTC”) prior to the initial issuance thereof, including by filing with DTC an appropriately executed letter of representations, and (iii) the Borrower shall use all commercially reasonable efforts to obtain “CUSIP” and “ISIN” numbers and ratings from each of Moody’s and S&P for the Senior Exchange Notes prior to the initial issuance thereof. Not later than ten Business Days following delivery of any Exchange Notice, the Borrower shall (i) deliver a written notice to the Senior Exchange Notes Trustee, directing such Senior Exchange Notes Trustee to authenticate and deliver Senior Exchange Notes as specified in the Exchange Notice and (ii) use all commercially reasonable efforts to effect delivery of such Senior Exchange Notes to the requesting Lender on the requested Exchange Date. Each Senior Exchange Note shall be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Senior Exchange Notes Trustee as custodian for DTC and credited to the account of the exchanging Lender directly or indirectly through the participant in DTC’s system specified by such Lender in the applicable

Exchange Notice, unless the foregoing is not possible after the Borrower’s use of commercially reasonable efforts in which case each Senior Exchange Note shall be issued as a definitive registered note payable to the order of the registered holder specified by the exchanging Lender in the applicable Exchange Notice.

(c) The Borrower agrees that as a condition to the effectiveness of the exchange of any Loans for Senior Exchange Notes:

(ii) the Borrower shall have issued the Senior Exchange Notes pursuant to the Senior Exchange Notes Indenture substantially in the applicable form set forth therein, and the Borrower and Senior Exchange Notes Trustee shall have executed and delivered the Senior Exchange Notes Indenture;

(iii) the Borrower shall have provided to the Administrative Agent copies of resolutions of its board of directors approving the execution and delivery of the Senior Exchange Notes Indenture and the issuance of the Senior Exchange Notes, together with a customary certificate of the secretary of the Borrower certifying such resolutions; and

(iv) the Borrower shall have caused its counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Senior Exchange Notes and the Senior Exchange Notes Indenture).

(d) If the foregoing conditions set forth in Section 2.15(c) are not satisfied with respect to any exchange of Loans for Senior Exchange Notes, then the applicable Lenders shall retain all of their rights and remedies with respect to the Loans subject to such exchange pursuant to this Agreement until such conditions are satisfied and such Loans are so exchanged for Senior Exchange Notes. The Borrower agrees to satisfy the conditions set forth in Section 2.15(c) with respect to any exchange no later than ten Business Days after its receipt of the Exchange Notice for such exchange.

(e) Nothing in this Section 2.15 shall prevent or limit the ability of the Borrower to repay or refinance the Loans in any other manner not otherwise prohibited by this Agreement.

(f) It is understood and agreed that following any exchange of Loans for Senior Exchange Notes, such Loans shall be deemed to have been repaid in full.

SECTION 2.16. Securities Demand Failure. If a Demand Failure Event shall occur and be continuing for more than five days, then, upon notice by the Administrative Agent to the Borrower: (i) the Loans shall be modified to bear interest as provided in the last sentence of

Section 2.08(a), (ii) the optional prepayment provisions of the Loans shall be modified to be subject to the call protection provisions and redemption premiums that would have been applicable to the Senior Exchange Notes, (iii) the Conversion Fee shall be immediately due and payable (if not previously paid), calculated based on the principal amount of the Loans outstanding on the date of such Demand Failure Event and (iv) the Borrower’s right to consent to any assignment pursuant to Section 10.07(b)(i) shall cease to apply. The foregoing shall be the Lenders’ sole and exclusive remedy for a Demand Failure Event.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Any and all payments by the Borrower or any Guarantor to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) taxes imposed by reason of any connection between it and any jurisdiction imposing such taxes (other than connections arising from the execution, entering into or delivery of any Loan Document, receiving payments thereunder or having been a party to, performed its obligations or received payments under, or enforced, any Loan Documents), (ii) franchise (and similar) taxes imposed on it in lieu of net income taxes, (iii) any withholding taxes imposed in respect of an Assignee or a Participant (which Assignee or Participant becomes an Assignee or Participant pursuant to an assignment or participation under Section 10.07) on the date on which it becomes an Assignee or Participant to the extent that such tax is in excess of the tax that would have been applicable had the assigning Lender not assigned its interest or the selling Lender not sold a participation arising under any Loan Document (unless such assignment is at the express written request of the Borrower); (iv) U.S. federal withholding tax imposed pursuant to FATCA and (v) any withholding taxes imposed as a result of the failure of the Administrative Agent or any Lender to comply with the provisions of Section 3.01(b), (c), (d) or (e) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If the Borrower or a Guarantor is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01(a)), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions, (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant taxing authority in accordance with applicable law, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or such Guarantor shall furnish to the Administrative Agent or such Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent that such a receipt has been made available to the Borrower or such Guarantor, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or such Lender. If the Borrower or a Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority, or fails to remit to the Administrative Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or such Guarantor, the Borrower or such Guarantor shall indemnify the Administrative Agent and such Lender for any incremental Taxes or Other Taxes that may become payable by the Administrative Agent or such Lender arising out of such failure, within fifteen (15) days after written demand therefor, which written demand shall include a copy of the notice of assessment or other evidence of the requirement to pay such amount received from the relevant taxing authority. Such notice or assessment or other evidence from the relevant tax authority as to the amount of such payment or liability delivered to the Borrower or such Guarantor by the Administrative Agent or Lender shall be conclusive absent manifest error.

(b) To the extent that it is legally able to do so, the Administrative Agent and each Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07 and any Participant to which a Lender sells its interest or a portion thereof in accordance with Section 10.07(e)) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent prior to the date on which the first payment is due hereunder, an accurate, complete and original signed copy of whichever of the following is applicable: (i) IRS Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; or (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit E and an IRS Form W-8BEN, certifying that the Foreign Lender is not a United States person. The Administrative Agent and each Lender agrees to comply with any other certification, identification, information, documentation or other reporting requirement if (x) such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of any Taxes for which a Borrower is required to pay additional amounts pursuant to Section 3.01(a) hereof, (y) at least thirty (30) days prior to the first Interest Payment Date with respect to which the Borrower shall apply this clause (b), the Borrower shall have notified the Administrative

Agent or Lender in writing that the Administrative Agent or Lender will be required to comply with such requirement and (z) such compliance would not, in the Administrative Agent’s or Lender’s reasonable judgment, subject the Administrative Agent or such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of the Administrative Agent or such Lender.

(c) If a payment made to or for the account of the Administrative Agent or any Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07 and any Participant to which a Lender sells its interest or a portion thereof in accordance with Section 10.07(e)) under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b), as applicable), the Administrative Agent or such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 3.01(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Thereafter and from time to time, each Lender shall, to the extent that it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent additional duly completed and signed forms or certificates (or successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date on which any such form, certificate or other evidence expires or becomes obsolete, (B) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(e) The Administrative Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(3) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent an accurate, complete and original signed IRS Form W-9 or successor form certifying that the Administrative Agent or such Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date on which it becomes a party to this Agreement), (ii) on or before the date on which such form expires or becomes obsolete, (iii) after the occurrence of a change in the Administrative Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(f) Notwithstanding anything else herein to the contrary, if a Lender or the Administrative Agent is subject to U.S. Federal withholding tax on amounts payable for the account of such Lender or the Administrative Agent under any Loan Document at a rate in excess of zero percent pursuant to a law in effect at the time when such Lender or Administrative Agent first becomes a party to this Agreement (or changes its place of organization or its place of doing business, or designates a new Lending Office other than at the written request of the Borrower to change such Lending Office), such withholding tax (including additions to tax, penalties and interest imposed with respect to such withholding tax) shall be considered excluded from Taxes and no indemnity payments or additional amounts shall be required to be paid in respect thereof under Sections 3.01(a) or (h) with respect to such Lender or the Administrative Agent, except to the extent such Lender or the Administrative Agent (or its assignor, if any) was entitled, at the time of designation of a new Lending Office or change of its place of organization or place of doing business (or assignment), to receive indemnity payments or additional amounts pursuant to Sections 3.01(a) or (h).

(g) The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(g) being hereinafter referred to as “Other Taxes”).

(h) If any Taxes or Other Taxes are directly asserted against the Administrative Agent or Lender with respect to any payment received by the Administrative Agent or Lender in respect of any Loan Document and the Administrative Agent or such Lender pays such Taxes or Other Taxes, or if a withholding agent is required to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower and the Guarantors will jointly and severally indemnify the Administrative Agent and the Lenders promptly for the full amount of such Taxes or Other Taxes so that each of the Administrative Agent and each Lender receives an amount equal to the sum that it would have received had no such Taxes or Other Taxes been asserted or deducted, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(h) shall be made within fifteen (15) days after the date on which the Borrower receives from the Administrative Agent or Lender written demand for payment, which written demand shall include a certificate as to the amount such Taxes or Other Taxes paid or payable by, or required to be deducted from a payment to, the Administrative Agent or such Lender (setting forth a reasonable basis for such amount), a copy of the notice of assessment or other evidence of the requirement to pay such amount received from the relevant taxing authority. Such certificate or such notice of assessment or other evidence from the relevant tax authority as to the amount of such payment or liability delivered to the Borrower by the Administrative Agent or such Lender shall be conclusive absent manifest error.

(i) An Assignee or a Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the interest subject to the assignment or the participation sold to such Participant at the time of the assignment or the sale of the Participation, unless the Assignment or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(j) If any Lender or the Administrative Agent has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, such Lender or the Administrative Agent shall remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable, documented out-of-pocket expenses of the Lender or Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Administrative Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the taxing authority) to such party in the event that such party is required to repay such refund to the relevant taxing authority. Such Lender or Administrative Agent, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Administrative Agent may delete any information therein that such Lender or Administrative Agent deems confidential in its reasonable discretion). Nothing herein contained shall interfere with the right of a Lender or Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Administrative Agent to make available its tax returns (or any other information that it deems confidential) to a Borrower or any other Person or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remission or repayments to which it may be entitled.

(k) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (h) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any

Loan affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal, regulatory or other disadvantage, and provided, further, that nothing in this Section 3.01(k) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (h). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with any such designation or assignment.

(l) Subject to the foregoing in this Section 3.01, the Borrower and the Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(m) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any taxes (including excluded from the definition of Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the lender from any other source against any amount due to the Administrative Agent under this Section 3.01(m).

SECTION 3.02. Illegality. If, prior to the Conversion Date, any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, the Loans of such Lender shall be converted to Base Rate Loans, from (a)(i) on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or (ii) promptly, if such Lender may not lawfully continue to maintain such LIBOR Loans, until (b) the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Upon any such conversion, the Borrower shall also pay all amounts due, if any, in connection with such conversion under Section 3.05.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that by reason of any changes affecting the applicable interbank eurodollar market adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that such interest rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank eurodollar market for the applicable amount and the Interest Period of such LIBOR Loan, in each case due to circumstances arising on or after the date hereof, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected LIBOR Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Loans.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or participation therein (in each case of clause (i) or (ii), to the extent not already reflected in the Adjusted LIBO Rate);

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any LIBOR Loans (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, or to reduce the amount of any sum received or receivable by such Lender in connection with any of the foregoing, then, from time to time within fifteen (15) days after demand by such Lender the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such increased costs actually incurred or reduction actually suffered. Notwithstanding the foregoing, this paragraph will not apply to any such increased costs or reductions resulting from Taxes or Other Taxes. At any time when any LIBOR Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may either (i) if the affected LIBOR Loan is then being made, cancel any such request therefor by giving the Administrative

Agent telephonic notice (confirmed promptly in writing) thereof on the same date on which the Borrower receives any such demand from such Lender or (ii) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, if applicable.

(b) If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such request to the Administrative Agent given in accordance with Section 3.06) could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will reasonably compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the LIBOR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice at least fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from the Borrower’s receipt of such notice.

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 3.04 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the calculation of the requested amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any conversion, payment or prepayment of any LIBOR Loan on a day other than the last day of the Interest Period for such Loan, whether voluntary, mandatory, automatic, by reason of acceleration or otherwise;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan in violation of its obligation to do so) to prepay or borrow any LIBOR Loan on the date or in the amount notified by the Borrower; or

(c) the assignment of any LIBOR Loan on a day other than the last day of the Interest Period for such Loan, which assignment was required by the Borrower pursuant to Section 3.07(a);

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBOR rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) The Administrative Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be prima facie evidence of the correct amount thereof in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any commercially reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date on which that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice from the Borrower to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another LIBOR Loans, or to convert Base Rate Loans into LIBOR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make LIBOR Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower) all of its rights and obligations under this Agreement (or, with respect to clause (ii) above, all of its rights and obligations with respect to the Loans that are the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Notes to the Borrower or the Administrative Agent), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive the repayment of all other Obligations hereunder.

ARTICLE IV

Conditions to Loans

SECTION 4.01. Conditions to Loans. The obligation of each Lender to make its Loan hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent (notwithstanding the provisions of Section 10.01):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) an executed counterpart of this Agreement;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iii) [Reserved];

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents (if any) to which the Borrower is a party or is to be a party on the Closing Date;

(v) an opinion from Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Borrower substantially in the form of Exhibit F-1;

(vi) an opinion from Young Conaway Stargatt & Taylor, LLP, Delaware counsel to the Borrower substantially in the form of Exhibit F-2;

(vii) [Reserved];

(viii) [Reserved];

(ix) a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transaction, from a Financial Officer of the Borrower; and

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested in writing to be so named;

(b) All Transaction Expenses required to be paid to the Lenders and the Administrative Agent hereunder and invoiced on or before the Closing Date shall have been paid in full in cash or directed by the Borrower to be paid with the proceeds of the Loans made on the Closing Date.

(c) [Reserved].

(d) The Administrative Agent shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five (5) Business Days prior to the Closing Date in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e) The representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the date of the borrowing of the Loans; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(f) No Default shall exist, or would result from the borrowing of the Loans or from the application of the proceeds thereof.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Significant Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent that such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) in the case of the Borrower only, execute, deliver and perform its obligations under this Agreement, (c) is duly qualified and in good standing (to the extent that such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance of this Agreement and the consummation of the Transaction, are within the Borrower’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by the Borrower of this Agreement nor the consummation of the Transaction will (a) contravene the terms of the Borrower’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens permitted by Section 6.10 or the definition of “Permitted Liens”), or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or its properties or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any applicable material Law; except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or for the consummation of the Transaction, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document executed on or prior to the date hereof has been duly executed and delivered by the Borrower. This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing, and each other Loan Document executed on or prior to the date hereof constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time such forecasts were made available to the Administrative Agent, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by, and payments made based on hours worked by, employees of each of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from any of the Borrower or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.08. Ownership of Property; Liens. The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 6.10 or the definition of “Permitted Liens” and except where the failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries, as the case may be, is currently doing business (including having obtained, maintained and complied with all Environmental Permits) and (ii) none of the Borrower or any of its Subsidiaries has received notice of any pending, or to the knowledge of the Borrower, threatened Environmental Claim or has become subject to or knows of any basis for any other Environmental Liability.

(b) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned or operated real estate or facility relating to its business in a manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Taxes. Except as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which reasonably adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each case, whether or not waived; (iii) none of the Borrower nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Borrower nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to any Multiemployer Plan; and (v) none of the Borrower nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where non-compliance or the incurrence of a material obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and none of the Borrower or any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12. Subsidiaries. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary and (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No proceeds of any Loans will be used for any purpose that violates Regulation U issued by the FRB.

(b) The Borrower is not required to register as an investment company under the Investment Company Act of 1940, as amended.

SECTION 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered as required hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading as to the Borrower and its consolidated Subsidiaries taken together; it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections, forecasts and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. Except as set forth on Schedule 5.15, the Borrower and its Subsidiaries own, or have a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon or misappropriate any rights held by any Person except for such infringements or misappropriations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transaction, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

ARTICLE VI

Covenants

So long as any Loan or other Obligation hereunder that is accrued and payable shall remain unpaid or unsatisfied:

Section 6.01. Reports and Other Information.

(a) Notwithstanding that the Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Borrower shall file with the SEC (and make available to the Administrative Agent for the benefit of the Lenders (without exhibits), without cost to the Administrative Agent or any Lender, within 15 days after it files them with the SEC) from and after the Closing Date,

(A) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(B) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in
Form 10-Q, or any successor or comparable form;

(C) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(D) any other information, documents and other reports which the Borrower would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Borrower shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Borrower shall make available such information to the Administrative Agent for the benefit of the Lenders, in each case within 15 days after the time the Borrower would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, for so long as any Loans are outstanding, the Borrower shall furnish to the Administrative Agent for the benefit of the Lenders, upon the request of the Administrative Agent or any Lender, the information required to be delivered pursuant to Rule 144A(d)(4) of the Securities Act.

(b) In the event that any direct or indirect parent company of the Borrower becomes a guarantor of the Loans, the Borrower shall be permitted to satisfy its obligations under this Section 6.01 with respect to financial information relating to the Borrower by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

(c) Notwithstanding the foregoing, the requirements of this Section 6.01 shall be deemed satisfied by posting on its website or providing to the Administrative Agent within 15 days of the time periods after the Borrower would have been required to file annual and interim reports with the SEC (which for the first quarterly report required to be posted or provided after the Closing Date shall be 60 days after the end of the applicable fiscal quarter), the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions permitted to be made and made in connection with such reports under the Existing Senior Notes Indenture, to the extent filed within the times specified above.

(d) At any time that any of the Borrower’s Subsidiaries are Unrestricted Subsidiaries, then any “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section shall provide, to the extent permitted by the rules and regulations of the SEC, an analysis and discussion of the material differences with respect to the financial condition and results of operations of the Borrower and its Restricted Subsidiaries as compared to the Borrower and its Subsidiaries (including such Unrestricted Subsidiaries).

(e) Notwithstanding the foregoing, as long as the Borrower (i) is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (ii) owns no material assets other than the Capital Stock of Bausch & Lomb and its Restricted Subsidiaries, the Borrower may satisfy its obligations under this Section 6.01 by making available in accordance with clause (c) above the reports and other information required under Section 4.03 of the Existing Senior Notes Indenture (or any comparable provision of any Refinancing Indebtedness issued in respect thereof), along with an unaudited summary of the unconsolidated assets, liabilities, revenues and expenses of the Borrower.

(f) The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders through the Platform and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material nonpublic information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(g) Notwithstanding anything to the contrary in this Agreement, the Borrower will not be deemed to have failed to comply with any of its obligations under this Section 6.01 for purposes of clause (c) of Section 8.01 hereof until 90 days after the date on which any report is due under this Section 6.01.

SECTION 6.02. Compliance Certificate.

(a) The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year ending after the Closing Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Borrower and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Borrower and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Borrower and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Agreement (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Agreement, or if the Administrative Agent or the holder of any other evidence of Indebtedness of the Borrower or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Borrower shall promptly (which shall be no more than five Business Days after becoming aware of such Default) deliver to the Administrative Agent by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Borrower proposes to take with respect thereto.

SECTION 6.03. Taxes.

The Borrower shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

SECTION 6.04. Stay, Extension and Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement and the Loans; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted

SECTION 6.05. Limitation on Restricted Payments.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, including in connection with any merger or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (vii) and (viii) of Section 6.07(b) hereof; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or acquisition; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)

(A) with respect to a Restricted Payment by the Borrower or any of its Restricted Subsidiaries (other than Bausch & Lomb and its Restricted Subsidiaries), immediately after giving effect to such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of the Borrower would be at least 2.00 to 1.00 (disregarding whether the Conversion Fee has been paid); or

(B) with respect to a Restricted Payment by Bausch & Lomb or any of its Restricted Subsidiaries, immediately after giving effect to such transaction on a pro forma basis, Bausch & Lomb could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.07(a) hereof (disregarding whether the Conversion Fee has been paid); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof only), (vi)(C), (ix) and (xix) of Section 6.05(b) hereof, but excluding all other Restricted Payments permitted by Section 6.05(b) hereof), is less than the sum of (without duplication):

(A) 50.0% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) beginning on December 31, 2011 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(B) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower since immediately after October 26, 2007 (other than net cash proceeds to the extent that such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 6.07(b) hereof) from the issue or sale of:

(1) (I) Equity Interests of the Borrower, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower (or any direct or indirect parent company of the Borrower) or any of the

Borrower’s Subsidiaries after October 26, 2007 to the extent that such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 6.05(b) hereof; and

(y) Designated Preferred Stock; and

(II) to the extent that such net cash proceeds are actually contributed to the Borrower, Equity Interests of any direct or indirect parent company of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent that such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 6.05(b) hereof); or

(2) debt securities of the Borrower that have been converted into or exchanged for such Equity Interests of the Borrower; provided that this clause (2) shall not include the proceeds from (w) Refunding Capital Stock, (x) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(C) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Borrower following October 26, 2007 (other than net cash proceeds to the extent that such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock (i) pursuant to clause (xii)(A) of Section 6.07(b) hereof or (ii) pursuant to clause (12)(A) of Section 4.09(b) of the Existing Senior Notes Indenture prior to the Closing Date) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(D) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Borrower or any Restricted Subsidiary by means of:

(1) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries (other than by the Borrower or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date; or

(2) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent that the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (vii) of Section 6.05(b) hereof or to the extent that such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $25.0 million, shall be determined by the board of directors of the Borrower, a copy of the resolution of which with respect thereto shall be delivered to the Administrative Agent) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (vii) of Section 6.05(b) hereof or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions will not prohibit:

(i) the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, as the case may be, if on the date of declaration, the dividend or other distribution would have complied with the provisions of this Agreement;

(ii)(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Borrower or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 6.05(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase or other acquisition or retirement of (x) Subordinated Indebtedness of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Guarantor or (y) Disqualified Stock of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Borrower or a Guarantor, that, in each case, is incurred in compliance with Section 6.07 hereof so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired, defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent company of the Borrower held by any future, present or former employee, director, officer, manager or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including any stock subscription or shareholder agreement); provided that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed $20.0 million in the first fiscal year following the Closing Date (which amount shall be increased by $5.0 million each fiscal year thereafter and, if applicable, will be increased to $25.0 million following the consummation of an underwritten public Equity Offering) (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any fiscal year (which shall increase to $35.0 million subsequent to the consummation of an underwritten public Equity Offering)); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any direct or indirect parent company of the Borrower, in each case to any future, present or former employees, directors, officers, managers or consultants (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent that the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 6.05(a) hereof; plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the Borrower from any future, present or former employees, directors, officers, managers or consultants (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower, any direct or indirect parent company of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower, Bausch & Lomb, any Restricted Subsidiaries or any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 6.05 or any other provision of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 6.07 hereof to the extent that such dividends are included in the definition of “Fixed Charges”;

(vi)

(A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower or any of its Restricted Subsidiaries after the Senior Credit Facilities Closing Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Closing Date; provided that the amount of dividends paid pursuant to this clause (vi)(B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 6.05(b);

provided that, in the case of each of (A), (B) and (C) of this clause (vi), for the Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) Investments in joint ventures and Unrestricted Subsidiaries, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or the sale of equity interests in a joint venture to the extent that the proceeds of such sale do not consist of cash or marketable securities, not to exceed $200.0 million;

(viii) repurchases of Equity Interests of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower deemed to occur upon exercise of stock options or warrants to the extent that such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding taxes;

(ix) the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), following the first public offering of the Borrower’s common stock or the common stock of any direct or indirect parent company of the Borrower after the Senior Credit Facilities Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock, or common stock of any direct or indirect parent company of the Borrower, registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(x) Restricted Payments that are made with Excluded Contributions;

(xi) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed $150.0 million;

(xii) distributions or payments of Securitization Fees;

(xiii) Restricted Payments made on or about the Closing Date in connection with the Transactions in an aggregate amount not to exceed $800 million, and the fees and expenses related thereto or owed to Affiliates to the extent permitted by Section 6.09 hereof;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under Section 6.08 hereof; provided that, prior to such repurchase, redemption or other acquisition, the Borrower (or a third party to the extent permitted by this Agreement) shall have made a Change of Control Offer or Asset Sale Offer, as applicable, with respect to the Loans and shall have repaid, repurchased, redeemed, acquired or retired for value all Loans validly tendered and not withdrawn by Lenders in connection with such Change of Control Offer or Asset Sale Offer;

(xv) the declaration and payment of dividends by the Borrower to, or the making of loans to, any direct or indirect parent company of the Borrower in amounts required for such parent company of the Borrower to pay, in each case without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) foreign, federal, state and local income taxes, to the extent that such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Borrower to the extent that such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent that such costs and expenses are attributable to the ownership or operation of the

Borrower and its Restricted Subsidiaries (including payments pursuant to tax sharing agreements among the Borrower (and any such parent company) and its Subsidiaries and in each case to the extent the amount of such payments in any fiscal year, taken together with the amount of payments in such fiscal year pursuant to clause (B) above, does not exceed the amount that the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity);

(E) reasonable fees and expenses other than to Affiliates of the Borrower incurred in connection with any unsuccessful equity or debt offering of such parent company;

(F) [reserved];

(G) [reserved];

(H) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent company of the Borrower; and

(I) to finance Investments otherwise permitted to be made pursuant to this Section 6.05; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 7.01 hereof) in order to consummate such Investment, (3) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (4) any property received by the Borrower shall not increase amounts available for Restricted Payments pursuant to clause (3) of Section 6.05(a) hereof and (5) such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 6.05(b) (other than pursuant to clause (x) of this Section 6.05(b)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof); or

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clause (xi) or (xvi) of this Section 6.05(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.05(a) hereof or under clause (vii), (x) or (xi) of this Section 6.05(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 6.05, (i) prior to the Conversion Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly make any Equity Restricted Payment and (ii) on and after the Conversion Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly make any Equity Restricted Payment unless permitted by the foregoing provisions of this Section 6.05 and (A) immediately after giving effect to such Equity Restricted Payment on a pro forma basis, the Consolidated Total Leverage Ratio would be less than or equal to 5.00 to 1.00 and (B) on the most recent Interest Payment Date, the Borrower paid the interest then payable on the Loans entirely in cash.

SECTION 6.06. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)

(A) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.06(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Senior Credit Facilities and the related documentation, the Existing Senior Notes and the related documentation, and Hedging Obligations;

(ii) the Senior Exchange Notes Indenture, the Senior Exchange Notes and the guarantees thereof;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 6.06(a) hereof on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by the Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.07 and Section 6.10 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 6.07 hereof;

(x) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(xi) customary provisions contained in leases, licenses or similar agreements, including, but not limited to, with respect to intellectual property, in each case, entered into in the ordinary course of business;

(xii) restrictions created in connection with any Qualified Securitization Facility; provided that such restrictions are, in the good faith determination of the Borrower, necessary or advisable to effect such Qualified Securitization Facility;

(xiii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiv) any other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiaries of the Borrower permitted to be incurred or issued, as applicable, subsequent to the Closing Date pursuant to Section 6.07 hereof and, in each case:

(A) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Stock or Preferred Stock are not materially less favorable to the Borrower, taken as a whole, than the provisions contained in the Senior Credit Facilities as in effect on the Closing Date; or

(B) any encumbrance or restriction contained in such Indebtedness, Disqualified Stock or Preferred Stock does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient to make scheduled payments of interest (other than to the extent any such payment is permitted to be made in the form of PIK Interest) on the Loans when due; and

(xv) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 6.06(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses

(i) through (xiv) of this Section 6.06(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.07. Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that (x) following the Conversion Date, Bausch & Lomb and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, and the Borrower may incur Bausch & Lomb Guarantees, if the Fixed Charge Coverage Ratio for Bausch & Lomb for the Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 and (y) prior to the Conversion Date, Bausch & Lomb and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, and the Borrower may incur Bausch & Lomb Guarantees, if the Consolidated Total Leverage Ratio for the Borrower for the Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.75 to 1.00; in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but not in any event giving effect to any Cash Equivalents of the Borrower, Bausch & Lomb or any of their Restricted Subsidiaries that will be received from the proceeds of such incurrence or issuance and not applied in connection therewith), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period.

(b) The provisions of Section 6.07(a) hereof shall not apply to:

(i) (A) the incurrence of Indebtedness under Credit Facilities by the Borrower or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (A) and then outstanding does not exceed (I) the sum of (x) $500 million and (y) ¥3,360 million plus (II) the amount of any original issue discount, premiums, defeasance costs and fees paid in connection with Indebtedness incurred under this clause (A); and

(B) the incurrence of Indebtedness under Credit Facilities by the Borrower or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (B) and then outstanding does not exceed (I) the sum of (w) $3,385 million, (x) €460.0 million, (y) the sum of the amount of any PIK Interest paid hereunder, the amount of any “PIK Interest” as defined in the Senior Exchange Notes Indenture and paid under the Senior Exchange Notes and the amount of any “pay-in-kind” interest paid under any Refinancing Credit Facility with respect to the Loans and/or the Senior Exchange Notes and (z) the amount of any original issue discount, premiums, defeasance costs and fees paid in connection with Indebtedness incurred under this clause (B)(I) plus (II) any additional amount, after giving effect to the full utilization of clauses (w) and (x) of clause (B)(I), such that at the time of incurrence of such amount and after giving effect thereto the Consolidated Secured Leverage Ratio would not exceed 4.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but not in any event giving effect to any Cash Equivalents of the Borrower, Bausch & Lomb or any of their Restricted Subsidiaries that will be received from the proceeds of such incurrence and not applied in connection therewith), provided that any unsecured Indebtedness incurred under this clause (B)(II) shall be deemed to be secured solely for purposes of calculating the Consolidated Secured Leverage Ratio for purposes of this clause (B)(II); provided further, however, that any Refinancing Credit Facility in respect of any such Credit Facility incurred under this clause (B) in an amount not to exceed the amount of such Credit Facility incurred under this clause (B) (plus the amount of any original issue discount, premiums, defeasance costs and fees paid in connection with the incurrence of such Refinancing Credit Facility) may be incurred under this clause (B) even if such incurrence is not otherwise permitted by this clause (B) at such time of incurrence of such Refinancing Credit Facility (and any new Refinancing Credit Facility in respect of any earlier Refinancing Credit Facility incurred under this proviso in an amount not to exceed the amount of such earlier Refinancing Credit Facility (plus the amount of any original issue discount, premiums, defeasance costs and fees paid in connection with the incurrence of such new Refinancing Credit Facility) may also be incurred under this clause (B) even if such incurrence is not otherwise permitted by this clause (B) at the time of incurrence of such new Refinancing Credit Facility);

provided that, other than Bausch & Lomb Guarantees, the amount of Indebtedness of the Borrower incurred under this Section 6.07(b)(i) and then outstanding shall not at any time exceed the sum of (1) the aggregate principal amount of Loans borrowed on the Closing Date, (2) the sum of the amount of any PIK Interest paid hereunder, the amount of any “PIK Interest” as defined in the Senior Exchange Notes Indenture and paid under the Senior Exchange Notes and the amount of any “pay-in-kind” interest paid under any Refinancing Credit Facility with respect to the Loans and/or the Senior Exchange Notes and (3) the amount of any original issue discount, premiums, defeasance costs and fees paid in connection with Indebtedness of the Borrower incurred under sub-clauses (1) and (2) of this proviso;

(ii) [Reserved];

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clause (i) of this Section 6.07(b));

(iv) Indebtedness (including Capital Lease Obligations) and Disqualified Stock incurred or issued by any of the Restricted Subsidiaries and Preferred Stock issued by any of the Restricted Subsidiaries, to finance the purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by the Borrower or any of its Restricted Subsidiaries as of the Closing Date or acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by the Borrower or any of its Restricted Subsidiaries as of the Closing Date) or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and Preferred Stock incurred or issued and outstanding under this clause (iv), not to exceed the greater of (A) $150.0 million and (B) 2.0% of Total Assets (determined at the date of incurrence) at any time outstanding, so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease or improvement or within 270 days thereafter;

(v) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Borrower or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness of such Restricted Subsidiary (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(viii) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Loans or the Guarantee of the Loans of such Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness of such Restricted Subsidiary (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Agreement, exchange rate risk or commodity pricing risk;

(xi) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xii) (A) Bausch & Lomb Guarantees of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 6.05(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.05(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clause (a) or (c) of the definition thereof) and (B) Bausch & Lomb Guarantees of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Bausch & Lomb Guarantees, Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any one time outstanding exceed $200.0 million (it being understood that any Bausch & Lomb Guarantees, Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xii)(B) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Bausch & Lomb Guarantees, Indebtedness, Disqualified Stock or Preferred Stock under Section 6.07(a) hereof without reliance on this clause (xii)(B));

(xiii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, the issuance by the Borrower or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 6.07(a) hereof and clauses (ii), (iii), (iv) and (xii)(A) of this Section 6.07(b), this clause (xiii) and clauses (xiv) and (xxiv) of this Section 6.07(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(B) to the extent that such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (1) Indebtedness subordinated to the Loans or any Guarantees thereof, such Refinancing Indebtedness is subordinated to the Loans or the Guarantees thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower that refinances Indebtedness or Disqualified Stock of any Subsidiary;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;

(3) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(4) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xiv) (A) Bausch & Lomb Guarantees of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by any Restricted Subsidiary or merged into a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition or merger, either (x) in the case an acquisition by or merger with Bausch & Lomb or any Restricted Subsidiary of Bausch & Lomb following the Conversion Date, either (I) Bausch & Lomb would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.07(a)(x), or (II) the Fixed Charge Coverage Ratio of Bausch & Lomb is equal to or greater than the Fixed Charge Coverage Ratio of Bausch & Lomb immediately prior to such acquisition or merger and (y) in the case an acquisition by or merger with

Bausch & Lomb or any Restricted Subsidiary of Bausch & Lomb prior to the Conversion Date, either (I) Bausch & Lomb would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Leverage Ratio test set forth in Section 6.07(a)(y), or (II) the Consolidated Total Leverage Ratio of the Borrower is equal to or less than the Consolidated Total Leverage Ratio of the Borrower immediately prior to such acquisition or merger;

(xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xvi) Indebtedness of any of the Restricted Subsidiaries of the Borrower, supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit, and Bausch & Lomb Guarantees of any such Indebtedness;

(xvii)

(A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement (provided that in the case of any such guarantee by the Borrower or a Guarantor of Indebtedness that is subordinated to the Loans or the Guarantee of such Guarantor, the guarantee by the Borrower or such Guarantor shall be subordinated to the same extent as the Indebtedness being guaranteed); or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower; provided that such guarantee is incurred in accordance with Section 6.13 hereof;

(xviii) Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing), in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (iv) of Section Section 6.05(b) hereof;

(xix) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xx) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;

(xxi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xxii) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(xxiii) the incurrence of Indebtedness of Foreign Subsidiaries of the Borrower in an amount not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (xxiii) 5.0% of the Foreign Subsidiary Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (xxiii) shall cease to be deemed incurred or outstanding for the purpose of this clause (2xxiii) but shall be deemed incurred for the purposes of Section 6.07(a) hereof from and after the first date on which such Foreign Subsidiaries could have incurred such Indebtedness under Section 6.07(a) hereof without reliance on this clause (xxiii));

(xxiv) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $50.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xxiv) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxiv) shall cease to be deemed incurred or outstanding for purposes of this clause (xxiv) but shall be deemed incurred for the purposes of Section 6.07(a) hereof from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 6.07(a) hereof without reliance on this clause (xxiv)); and

(xxv) Attributable Debt incurred by any of the Restricted Subsidiaries pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by any of the Restricted Subsidiaries as of the Closing Date or acquired by any of the Restricted Subsidiaries thereafter in exchange for, or with the proceeds of the sale of, such assets owned by any of the Restricted Subsidiaries as of the Closing Date; provided that the aggregate amount of Attributable Debt incurred under this clause (xxv) does not exceed the greater of $75.0 million and 1.0% of Total Assets (determined at the date of incurrence) at any time outstanding.

(c) For purposes of determining compliance with this Section 6.07:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxv) of Section 6.07(b) hereof or is entitled to be incurred pursuant to Section 6.07(a) hereof, the Borrower, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under Section 6.07(a) hereof; provided that all Indebtedness (x) outstanding under the Senior Exchange Notes (including any PIK Notes (as defined in the Senior Exchange Notes Indenture)), any PIK Interest and the amount of any “pay-in-kind” interest paid under any Refinancing Credit Facility with respect to the Loans and the Senior Exchange Notes will be treated as incurred under clause (i)(B)(I) of Section 6.07(b), (y) outstanding under the Loan Documents, the Senior Credit Facilities in the form of term loans and the Existing Senior Notes on the Closing Date will be treated as incurred on the Closing Date under clause (i)(B)(I) of Section 6.07(b) hereof and (z) outstanding under the Senior Credit Facilities in the form of revolving credit loans and the Japanese credit facility of B.L.J. Company, Ltd., a Subsidiary of the Borrower, on the Closing Date will be treated as incurred on the Closing Date under clause (i)(A)(I) of Section 6.07(b) hereof; provided, further, that the Borrower shall not be permitted to reclassify any Indebtedness originally incurred or treated as incurred under clause (i) of Section 6.07(b) hereof as incurred under Section 6.07(a) hereof; and

(ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 6.07(a) and Section 6.07(b) hereof.

Except as set forth above, the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.07.

For purposes of determining compliance with any U.S. dollar-denominated or euro-denominated, as the case may be, restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent or euro-equivalent, as the case may be, principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable U.S. dollar-denominated or euro-denominated, as the case may be, restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such

U.S. dollar-denominated or euro-denominated, as the case may be, restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary, the Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor, as the case may be.

For the purposes of this Agreement (a) unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured and (b) Senior Indebtedness is not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Notwithstanding anything to the contrary in this Section 6.07, prior to the Conversion Date, the Borrower will not, and will not permit any of its Restricted Subsidiaries to incur any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock, in any such case in reliance on Section 6.07(a), Section 6.07(b)(i)(B)(II) (and any Indebtedness in respect of any Refinancing Credit Facility in respect of Indebtedness incurred under such Section (or any subsequent Refinancing Credit Facility in respect of the foregoing)), Section 6.07(b)(iv), Section 6.07(b)(xii), Section 6.07(b)(xiv), Section 6.07(xxiii), Section 6.07(xxiv) or
Section 6.07(xxv) if, after giving pro forma effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock, as the case may be, and use of proceeds therefrom, the aggregate amount of all such Indebtedness, Disqualified Stock, Preferred Stock incurred in reliance on such Sections and then outstanding exceeds $200,000,000.

SECTION 6.08. Asset Sales.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate directly or indirectly an Asset Sale, unless:

(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the following items shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose:

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or a third party on behalf of such transferee) or for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary, at its option, may apply or cause to be applied the Net Proceeds from such Asset Sale,

(i) to permanently reduce:

(A) Obligations under the Senior Credit Facilities, and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto;

(B) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by this Agreement, and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto;

(C) Obligations under other Senior Indebtedness (and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto); provided that the Borrower shall equally and ratably offer to prepay the Loans by, at its option, (1) prepaying Loans as provided under Section 2.05(a) hereof or (2) making an offer as provided in Section 6.08(f) (in accordance with the procedures set forth in Section 6.08 hereof) to all Lenders to prepay their Loans at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Loans to be prepaid; or

(D) Obligations under Indebtedness of any Restricted Subsidiary, and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto; or

(ii) to make (A) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) an acquisition of properties, (C) capital expenditures or (D) acquisitions of other assets, that, in each of (A), (B), (C) and (D), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 6.08(b) hereof will be deemed to constitute “Excess Proceeds”; provided that if during such 450-day period the Borrower or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (ii) of Section 6.08(b) hereof after such 450th day, such 450-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Borrower shall make an offer to all Lenders and, if required by the terms of any Indebtedness that is pari passu with the Loans (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to prepay or purchase the maximum aggregate principal amount of the Loans and such Pari Passu Indebtedness that is in an amount equal to $2,000 or an integral multiple of $1,000 in excess of $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement. The Borrower will commence an Asset Sale Offer within ten Business Days after the date on which the aggregate amount of Excess Proceeds exceeds $50.0 million by delivering the notice required pursuant to the terms of this

Agreement, with a copy to the Administrative Agent. The Borrower may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450-day period (or such longer period as provided above) or with respect to Excess Proceeds of $50.0 million or less.

(d) To the extent that the aggregate amount of Loans and such Pari Passu Indebtedness accepted for prepayment or tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Loans or the Pari Passu Indebtedness accepted for prepayment or surrendered by such holders thereof exceeds the amount of the Excess Proceeds, the Administrative Agent shall select the Loans and the Borrower shall select such Pari Passu Indebtedness to be prepaid or purchased on a pro rata basis (with adjustments as needed for selection of authorized minimum denominations) based on the accreted value or principal amount of the Loans or such Pari Passu Indebtedness accepted for prepayment or tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(e) Pending the final application of any Net Proceeds pursuant to this Section 6.08, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(f) Offers to Prepay by Application of Excess Proceeds.

(i) In the event that, pursuant to Section 6.08 hereof, the Borrower shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(ii) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Prepayment Date”), the Borrower shall apply all Excess Proceeds (the “Offer Amount”) to the prepayment of Loans and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been offered, all Loans and Pari Passu Indebtedness tendered for prepayment in response to the Asset Sale Offer.

(iii) Upon the commencement of an Asset Sale Offer, the Borrower shall deliver electronically or send, by first-class mail, postage prepaid, a notice to each of the Lenders, with a copy to the Administrative Agent. The notice shall contain all instructions and materials necessary to enable such Lenders to tender Loans pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Lenders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(A) that the Asset Sale Offer is being made pursuant to this Section 6.08 and the length of time the Asset Sale Offer shall remain open;

(B) the Offer Amount, the prepayment amount and the Prepayment Date;

(C) that any Loan not tendered or accepted for prepayment shall continue to accrue interest;

(D) that, unless the Borrower defaults in making such payment, any Loan accepted for prepayment pursuant to the Asset Sale Offer shall cease to accrue interest after the Prepayment Date;

(E) that any Lender electing to have less than all of the aggregate principal amount of its Loans prepaid pursuant to an Asset Sale Offer may elect to have Loans prepaid in an amount equal to $2,000 or an integral multiple of $1,000 in excess of $2,000;

(F) that Lenders shall be entitled to withdraw their election if the Borrower receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loan to be prepaid and a statement that such Lender is withdrawing his election to have such Loan prepaid; and

(G) that, if the aggregate principal amount of Loans and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Administrative shall select the Loans and the Borrower shall select such
Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Loans or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Administrative Agent so that only Loans in an amount equal to $2,000 or an integral multiple of $1,000 in excess of $2,000 shall be prepaid).

(iv) On or before the Prepayment Date, the Borrower shall, to the extent lawful, (A) accept for payment, on a pro rata basis as described in clause (iii)(G) of this Section 6.08(f), the Offer Amount of Loans or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Loans tendered and (2) deliver or cause to be delivered to the Administrative Agent an Officer’s Certificate stating the aggregate principal amount of Loans or portions thereof so tendered.

(g) The Borrower shall not take any action, directly or indirectly, that would result in it ceasing to own, directly or indirectly, 100% of the Equity Interests of Bausch & Lomb.

SECTION 6.09. Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (A) of this Section 6.09(a).

(b) The provisions of Section 6.09(a) hereof will not apply to the following:

(i) transactions between or among the Borrower or any of its Restricted Subsidiaries;

(ii) Restricted Payments permitted by Section 6.05 hereof and the definition of “Permitted Investments”;

(iii) [reserved];

(iv) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former employees, directors, officers, managers or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(v) transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement, instrument or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Borrower to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(vii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (G) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in the good faith judgment of the board of directors of the Borrower to the Lenders when taken as a whole;

(viii) the Transactions and the payment of all fees and expenses related to the Transactions;

(ix) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates of the Borrower, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder or to any employee, director, officer, manager or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(xi) sales of accounts receivable, or participations therein, or related assets, in connection with any Qualified Securitization Facility;

(xii) payments by the Borrower or any of its Restricted Subsidiaries to the Sponsors or the Co-Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Borrower in good faith;

(xiii) payments or loans (and cancellation of any thereof) to any employee, director, officer, manager or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by the Borrower in good faith;

(xiv) investments by the Sponsors or the Co-Investors in securities of the Borrower or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Sponsors or the Co-Investors in connection therewith) so long as (1) the investment is being offered generally to other investors on the same or more favorable terms and (2) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(xv) payments by the Borrower (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity; and

(xvi) intellectual property licenses in the ordinary course of business.

SECTION 6.10. Liens. The Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness of the Borrower or any related Guarantee, on any asset or property of the Borrower or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a) in the case of Liens securing Subordinated Indebtedness, the Loans and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(b) in all other cases, the Loans or any Guarantees are equally and ratably secured, except that the foregoing shall not apply to (i) Liens securing the Loans and any related Guarantees, (ii) Liens on property or other assets of any Guarantor securing Indebtedness, and Liens on property or assets of the Borrower securing Bausch & Lomb Guarantees, in each case permitted to be incurred under Credit Facilities, including, but not limited to, any letter of credit facility relating thereto, that was permitted by the terms of this Agreement to be incurred pursuant to clause (i) of Section 6.07(b) hereof and (iii) Liens on property or other assets of any Guarantor securing Indebtedness, and Liens on property or assets of the Borrower securing Bausch & Lomb Guarantees, in each case, permitted to be incurred pursuant to Section 6.07 hereof; provided that, with respect to Liens securing Indebtedness permitted under this subclause (iii), at the time of incurrence and after giving pro forma effect thereto (but not in any event giving effect to any Cash Equivalents of the Borrower, Bausch & Lomb or any of their Restricted Subsidiaries that will be received from the proceeds of such incurrence and not applied in connection therewith), the Consolidated Secured Leverage Ratio would be no greater than 4.50 to 1.00.

SECTION 6.11. Company Existence. Subject to Article VII hereof, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries; provided that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of its Restricted Subsidiaries, if the Borrower in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

SECTION 6.12. [Reserved].

SECTION 6.13. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Borrower shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Borrower or any Guarantor), other than a Guarantor or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Borrower or any Guarantor unless:

(a) such Restricted Subsidiary within 30 days executes and delivers a Guarantee agreement in a form to be agreed and reasonably acceptable to each of the Borrower and the Administrative Agent, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrower or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such

Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(c) such Restricted Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that:

(i) such Guarantee has been duly executed and authorized; and

(ii) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to (x) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (y) any guarantees by a Restricted Subsidiary of the Borrower of guarantees by the Borrower of Indebtedness of any Restricted Subsidiary, in each case if such guarantee by the Borrower is not prohibited under this Agreement and (z) guarantees of any Qualified Securitization Facility by any Securitization Subsidiary.

SECTION 6.14. Limitation on Sale and Lease-Back Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:

(a) the Borrower or such Restricted Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to Section 6.07 hereof and (ii) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Loans pursuant to Section 6.10 hereof;

(b) the consideration received by the Borrower or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction is at least equal to the fair market value of such property; and

(c) the Borrower applies the proceeds of such transaction in compliance with the terms set forth in Section 6.08 hereof.

SECTION 6.15. Suspension of Covenants.

(a) So long as all interest accrued on the Loans has been paid in cash and not in the form of PIK Interest, during any period of time that (i) the Loans have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 6.05 hereof, Section 6.06 hereof, Section 6.07 hereof, Section 6.08 hereof, Section 6.09 hereof, Section 6.13 hereof and clause (iv) of Section 7.01(a) hereof shall not be applicable to the Loans (collectively, the “Suspended Covenants”).

(b) During any period that the foregoing covenants have been suspended, the Borrower may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c) In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Borrower pays PIK Interest on the Loans, an Event of Default occurs or one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Loans below an Investment Grade Rating, then the Borrower and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Agreement with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Section 6.15 as the “Suspension Period.” The Guarantees of any Guarantors will be suspended during the Suspension Period but will be reinstated on the Reversion Date. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

(d) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Borrower or any of its Restricted Subsidiaries prior to such reinstatement that otherwise would have violated a Suspended Covenant will give rise to a Default or Event of Default under this Agreement with respect to the Loans; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 6.05 hereof had been in effect prior to, but not during, the Suspension Period; and (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (iii) of Section 6.07(b) hereof. In addition, for purposes of clause (3) of Section 6.05(a) hereof, all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments the Borrower or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

(e) The Borrower shall deliver promptly to the Administrative Agent an Officer’s Certificate notifying it of any event set forth under this Section 6.15.

ARTICLE VII

SUCCESSORS.

SECTION 7.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under the Loans pursuant to an amendment hereto or other documents or instruments;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Test Period,

(A) the Successor Company would have a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (disregarding whether the Conversion Fee has been paid); or

(B) the Fixed Charge Coverage Ratio of the Successor Company is equal to or greater than the Fixed Charge Coverage Ratio of the Borrower immediately prior to such transactions;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case clause (i)(B) of Section 7.01(c) hereof shall apply, shall have by supplemental guarantee agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement; and

(vi) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Agreement.

(b) The Successor Company will succeed to, and be substituted for the Borrower under this Agreement and any Guarantees, as applicable. Notwithstanding clauses (iii) and (iv) of Section 7.01(a) hereof,

(i) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower, and

(ii) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby

(c) Subject to Section 10.18 hereof, no Guarantor will, and the Borrower will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)

(A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(C) immediately after such transaction, no Default exists; and

(D) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee, if any, comply with this Agreement; or

(ii) the transaction is made in compliance with Section 6.08 hereof.

(d) Subject to Section 10.18, the Successor Person will succeed to, and be substituted for, such Guarantor under such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Borrower, (ii) merge with an Affiliate of the Borrower solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

(e) For purposes of this Section 7.01, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

SECTION 7.02. Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower or a Guarantor in accordance with Section 7.01 hereof, the successor Person formed by such consolidation or into or with which the Borrower or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the Borrower or such Guarantor, as applicable, shall refer instead to the Successor Person and not to the Borrower or such Guarantor, as applicable), and may exercise every right and power of the Borrower or such Guarantor, as applicable, under this Agreement with the same effect as if such successor Person had been named as the Borrower or such Guarantor, as applicable, herein; provided that the predecessor company shall not be relieved from the obligation to pay the principal of and interest on the Loans except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Borrower’s assets that meets the requirements of Section 7.01 hereof.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default.

An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Loans;

(b) default for 30 days or more in the payment when due of interest on or with respect to the Loans or any fee payable under any Loan Document;

(c)(i) failure by the Borrower to comply with its obligations, covenants and agreements under Section 6.08(g), (ii) failure by the Borrower for 30 days after receipt of written notice given by the Administrative Agent or Lenders holding not less than 30.0% in principal amount of the then outstanding Loans to comply with its obligations, covenants and agreements under Section 2.15 or (iii) failure by the Borrower or any Guarantor for 60 days after receipt of written notice given by the Administrative Agent or Lenders holding not less than 30.0% in principal amount of the then outstanding Loans to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (a) or (b) above) contained in this Agreement or any other Loan Document (which failure shall not, for the avoidance of doubt, include any Demand Failure Event);

(d) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries, other than Indebtedness owed to the Borrower or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the incurrence of the Loans, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(e) failure by the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which the Borrower or any such Subsidiary, that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(iii) orders the liquidation of the Borrower or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(h) any representation, warranty or certification made by the Borrower herein, in any other Loan Document, or in any certificate required to be delivered pursuant hereto or thereto, shall be untrue in any material respect when made; or

(i) the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders and by notice to the Borrower, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Article VIII (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under
Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting, with respect to the Administrative Agent, the aggregate amount, if any (a) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Loan available to the Administrative Agent as contemplated by Section 2.02(b) and (b) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent

SECTION 9.01. Appointment and Authorization of Administrative Agent.

Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The provisions of this Article IX, other than Section 9.09 and Section 9.11, are solely for the benefit of the Administrative Agent and the

Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in any other Loan Documents with reference to the Administrative Agent or any Supplemental Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

SECTION 9.04. Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall have first received such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall have first been indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults on the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall severally indemnify upon demand the Administrative Agent and each other Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from (a) such Agent-Related Person’s own gross negligence, bad faith or willful misconduct, or (b) a material breach of any obligations under any Loan Document by the Administrative Agent or such Agent-Related Person, in each case as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith, willful misconduct or a material breach of any such obligations for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive the payment of all Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though the Administrative Agent were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Borrower or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include the Administrative Agent in its individual capacity.

SECTION 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or Section 8.01(g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the

Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.09). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. [Reserved].

SECTION 9.12. Other Agents; Arrangers and Managers. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner” or “joint lead manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) Should any instrument in writing from the Borrower be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to such Supplemental Administrative Agent such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(b)(i) postpone any date scheduled for, or reduce the amount of, any payment of principal, interest or fees under Section 2.07, 2.08 or 2.09, (ii) change the definition of Conversion Date or add restrictions on the right to exchange Loans for Senior Exchange Notes pursuant to Section 2.15 or amend the rate of such exchange or (iii) waive or amend the terms of any mandatory prepayment or repurchase of the Loans under Section 2.05(b), without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment or repurchase of the Loans under Section 2.05(c) shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of the definition of “Pro Rata Share” or any pro rata provision of Section 2.13 or 8.03 without the written consent of each Lender affected thereby;

(e) change the currency in which any Loan is denominated without the written consent of the Lender holding such Loans; or

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” without the written consent of each Lender;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

Notwithstanding anything to the contrary contained in Section 10.01, the Administrative Agent and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent from time to time.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for, by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE EFFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cravath, Swaine & Moore LLP, and (b) to pay or reimburse the Agents and any Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or any other Loan Document (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The agreements in this Section 10.04 shall survive the repayment of all Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If the Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any other Loan Document, such amount may be paid on behalf of the Borrower by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent, each Lender and their respective Affiliates, directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of

Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary of the Borrower, or any Environmental Liability related in any way to or arising out of the activities or operations of the Borrower or any Subsidiary of the Borrower, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto) (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee or (z) any proceeding that does not involve an act or omission of the Borrower or any of its respective Affiliates and that is brought by and to the extent that it involves a claim of an Indemnitee against any other Indemnitee (other than an Agent acting in its capacity as such). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the indemnity obligations of the Borrower to the extent set forth in this Section 10.05 or the reimbursement obligations of the Borrower to the extent set forth in Section 10.04. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any other Loan Document is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final, non-appealable judgment of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date on which such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not, except as permitted by Section 7.01, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) (A) Subject to the conditions set forth in paragraph (b)(ii) below and to prior written notification to the Administrative Agent, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) in consultation with and, subject to the following clause (B), with the prior written consent of the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

(B) Notwithstanding anything in the preceding clause (A) to the contrary, no such consent of the Borrower shall be required for an assignment (1) at any time after September 30, 2013; (2) at any time by a Lender to an

Affiliate of such Lender or an Approved Fund of such Lender; (3) at any time if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) or Section 8.01(g) has occurred and is continuing; (4) at any time on or prior to September 30, 2013 (but subject to Section 2.16), if the Lender making such assignment was an Initial Lender (or was an Affiliate or an Approved Fund of an Initial Lender) and, following such assignment, such Initial Lender (together with its Affiliates and Approved Funds) would hold Loans in an aggregate principal amount greater than or equal to 51.0% of the aggregate principal amount of Loans held by such Initial Lender as of the Closing Date (after giving effect to any repayments thereof and any PIK Interest added thereto); or (5) at any time on or prior to September 30, 2013, if the Lender making such assignment is not an Initial Lender (or an Affiliate or Approved Fund of an Initial Lender).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of complying with such minimum assignment amount) unless each of the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) or Section 8.01(g) has occurred and is continuing, and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (x) only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (y) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms;

(D) the Assignee shall comply with Sections 3.01(b), (c), (d) or (e), as applicable;

(E) no such assignment shall be made (A) to the Borrower or any of its Subsidiaries, (B) to any of the Borrower’s Affiliates or to any Affiliated Lender or (C) to a natural person; and

(F) the Assignee shall represent and warrant to the Administrative Agent that it is not an Affiliated Lender.

(c) Subject to the acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note to the Borrower, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. In no event shall any assignment be effective if the assigning Lender is the payee of any note and such Note is not assigned and delivered to the Assignee or surrendered to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable by the Borrower to each Lender in respect of their respective Loans, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The requirements of this Section 10.07(d) are intended to result in any and all Loans being in “registered form” for purposes of Sections 163(f), 871, 881 and any other applicable provision of the Code, and shall be interpreted and applied in a manner consistent therewith.

Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (d).

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements of Sections 3.01(b), (c), (d) or (e), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Section 163(f), 871(h) and 881(c)(2) of the Code and the Treasury Regulations issued thereunder (relating to the eligibility for exemption from withholding for portfolio interest) on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. Entries in the Participant Register shall be presumed correct, absent manifest error and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) An Assignee or a Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the interest subject to the Assignment or the participation sold to such Participant at the time of the Assignment or sale of the participation.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) [Reserved]

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by a Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its

rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent that such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (h) to any Governmental Authority, examiner or self-regulatory authority (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, any other Loan Documents and the Loans. For the purposes of this Section 10.08, “Information” means all information received from the Borrower, its Affiliates or its or its Affiliates’ respective directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of its Subsidiaries or its or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by the Borrower other than as a result of a breach of this Section 10.08; provided that, in the case of information received from the Borrower after the date hereof, such information is not clearly identified at the time of delivery as “Public” or is delivered pursuant to Section 6.01 or Section 6.02 hereof.

SECTION 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent and each Lender and each of their Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding any account designated as held for the benefit of any Governmental Authority, employees under any benefit plan (other than a rabbi trust) or in escrow for the benefit of a non-Affiliate of the Borrower) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, as the case may be, to or for the credit or the account of the Borrower and its Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or electronic mail be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or electronic mail.

SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. NOTHING IN ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ANY LOAN DOCUMENT AGAINST THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND

CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18. Release of Guarantees. Each Guarantee by a Guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(a)

(i) any sale, exchange or transfer (by merger or otherwise) of (A) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (B) all or substantially all the assets of such Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of this Agreement and the Guarantor is released from its guarantee, if any, of, and all pledges and security, if any, granted in connection with, the Senior Credit Facilities; provided that such Guarantor does not guarantee any other Indebtedness of the Borrower;

(ii) the release or discharge of the guarantee by such Guarantor of the Indebtedness that resulted in the obligation to guarantee the Loans; provided that such Restricted Subsidiary does not guarantee any other Indebtedness of the Borrower;

(iii) upon the dissolution of such Guarantor; provided that no Default or Event of Default has occurred and is continuing; or

(iv) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Agreement; and

(b) such Guarantor delivering to the Administrative Agent an Officer’s Certificate of the Borrower and an Opinion of Counsel, each stating that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

SECTION 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), in institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of the Borrower, without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld in the case of any action in accordance with the Loan Documents that has been approved by the Required Lenders). The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower.

SECTION 10.20. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 10.21. [Reserved].

SECTION 10.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Loans provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the other Agent-Related Persons and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (if any, and including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents, the other Agent-Related Persons and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agents, any other Agent-Related Person or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any other Agent-Related Person or any Lender has advised or is currently advising the Borrower or any of their Affiliates on other matters) and none of the Agents, any other Agent-Related Person or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in any other Loan Document; (iv) the Agents, the other Agent-Related Persons and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the

Borrower and its Affiliates, and none of the Administrative Agent, any other Agent-Related Person or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the other Agent-Related Persons and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any of the Agents, the other Agent-Related Persons and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.23. [Reserved].

Section 10.24. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WP PRISM INC., as Borrower,

By:	/s/ Brian J. Harris
	Name:	Brian J. Harris
	Title:	Executive Vice President, Finance

[Signature Page – Credit Agreement (WP Prism Inc.)]

CITIBANK, N.A., as Administrative Agent, and as an Initial Lender,

By:	/s/ Stuart G. Dickson
	Name:	Stuart G. Dickson
	Title:	Vice President

[Signature Page – Credit Agreement (WP Prism Inc.)]

JP MORGAN CHASE BANK, N.A., as an Initial Lender,

By:	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Executive Director

[Signature Page – Credit Agreement (WP Prism Inc.)]

BLUE RIDGE INVESTMENTS, L.L.C., as an Initial Lender,

By:	/s/ John Cokinos
	Name:	John Cokinos
	Title:	Managing Director

[Signature Page – Credit Agreement (WP Prism Inc.)]

BARCLAYS BANK PLC, as an Initial Lender,

By:	/s/ Jeremy Hazan
	Name:	Jeremy Hazan
	Title:	Director

[Signature Page – Credit Agreement (WP Prism Inc.)]

CREDIT SUISSE AG, Cayman Islands Branch, as an Initial Lender,

By:	/s/ Ari Bruger
	Name:	Ari Bruger
	Title:	Vice President

By:	/s/ Tyler R. Smith
	Name:	Tyler R. Smith
	Title:	Associate

[Signature Page – Credit Agreement (WP Prism Inc.)]

GOLDMAN SACHS BANK USA, as an Initial Lender,

By:	/s/ Charles D. Johnson
	Name:	Charles D. Johnson
	Title:	Authorized Signatory

[Signature Page – Credit Agreement (WP Prism Inc.)]

MORGAN STANLEY SENIOR FUNDING, INC., as an Initial Lender,

By:	/s/ Nathan Speicher
	Name:	Nathan Speicher
	Title:	Authorized Signatory

[Signature Page – Credit Agreement (WP Prism Inc.)]

UBS LOAN FINANCE LLC, as an Initial Lender,

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director Banking Products Services, US

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director Banking Products Services, US

[Signature Page – Credit Agreement (WP Prism Inc.)]